Exhibit 10.4

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

CONSOLIDATED THEATRES, LLC

THE OTHER SELLERS IDENTIFIED HEREIN

AND

REGAL CINEMAS, INC.

JANUARY 14, 2008

i

EXHIBITS

Exhibit A	Subsidiaries of the Partnership
Exhibit B	Form of Exercise Notice
Exhibit C	Form of Lessor Estoppel
Exhibit D	Form of ABRY Indemnification Letter
Exhibit E	Sellers’ Counsel Opinions
Exhibit F	Form of Escrow Agreement

SCHEDULES

1.3(c)	Closing Cash Consideration Calculation
2.3	Consents and Approvals
3.1	Jurisdiction for non-Delaware Companies
3.3(a)	Financial Statements
3.3(b)	Indebtedness
3.3(c)	Theatre Cash Flow
3.4	Absence of Certain Changes or Events
3.5	Litigation
3.6(a)	Permits
3.7(a)	Taxes
3.7(b)	Tax Notices
3.8(a)	Intellectual Property Rights
3.9	Material Contracts
3.10	Employee Benefit Plans
3.11(a)	Non-Owned Personal Property
3.11(b)	Leased Real Property
3.11(h)	Notice of Taking
3.11(i)	Notice of Certain Violations
3.12(a)	Highly Compensated Employees
3.12(b)	Labor Relations
3.13(a)	Environmental Compliance
3.13(b)	Environmental Notice
3.13(c)	Environmental Orders
3.13(d)	Hazardous Substances
3.13(e)	Environmental Permits and Consents
3.13(f)	Hazardous Substances
3.13(g)	Environmental Conditions
3.14(a)	Insurance Polices
3.14(b)	Other Insurance Matters
3.15	Affiliate Transactions
5	Exceptions to Covenants of Sellers
5.1	Certain Employees

Index of Defined Terms

Section
AAA	8.5(c)
Adjustment Time	1.3(b)
Affiliate	10.2
Agreement	Preamble
Antitrust Division	6.3(b)
Audited Financial Statements	3.3(a)
Bank Facility	10.2
Benefit Plans	3.10(a)
Business Day	10.2
Claim	8.2(b)(a)
Closing	1.2
Closing Balance Sheet	1.5(a)
Closing Cash	10.2
Closing Cash Payment	1.3(c)
Closing Date	1.2
Closing Indebtedness	10.2
Closing Statement	1.5(a)
Closing Working Capital	10.2
Closing Working Capital Adjustment	10.2
COBRA	3.10(l)
Code	3.10(a)
Company Financial Statements	3.3(a)
Companies	Recitals
Company Material Adverse Effect	10.2
Confidentiality Agreement	6.2
Contested Claim	8.5(b)
Control, controlled by, under common control with	10.2
Damages	8.1(a)
Deductible	8.1(c)
Divestiture	10.2
Dispute Notice	1.5(b)
EGTRRA	3.10(g)
Encumbrances	10.2
Enterprise Value	10.2
Environmental Law	10.2
ERISA	3.10(a)
ERISA Affiliate	3.10(a)
ERISA Plan	3.10(a)
Escrow Amount	10.2
Escrow Agent	10.2
Escrow Agreement	10.2
Estimated Closing Statement	1.3(b)
Estimated Enterprise Value	1.3(b)
Estimated Option Purchase Price	1.3(b)

v

Section
Estimated Purchase Price	1.3(b)
Exercise Notice	1.1
Final Award	8.5(f)
Final Cash Payment	1.5(d)
Final Purchase Price	1.5(d)
FTC	6.3(b)
GAAP	1.5(d)
Governmental Entity	10.2
GUST	3.10(g)
Hazardous Substance	10.2
HSR Act	2.3(b)
Indemnified Parties	8.2(b)
Indemnitee	8.2(b)(a)
Indemnitor	8.2(b)(a)
Independent Accountants	1.5(c)
Intellectual Property	10.2
Interim Balance Sheet	3.3(a)
J.A.M.S.	8.5(c)
Knowledge	10.2
Landlord Approval	10.2
Law	10.2
Lease	3.11(b)
Leased Real Property	3.11(b)
Lessor Estoppel	6.11(b)
Limited-Indemnity Cap	8.1(c)
Limited-Indemnity Items	8.1(a)
Material Contracts	3.9(a)
Notice of Claim	8.3(a)
Notice of Divestiture	6.3(c)
Option	Recitals
Option Exercise Price	Recitals
Order	10.2
Pending Claim	1.3(a)
Permitted Encumbrances	10.2
Permits	3.6
Person	10.2(kk)
Purchase Price	1.3(a)
Purchaser Indemnified Items	8.1(a)
Purchaser-Indemnified Persons	8.1(a)
Related Agreement	10.2
Release	10.2
Seller and Sellers	Preamble
Seller Account	1.4(b)(ii)
Seller COBRA Obligations	6.15
Seller Parties	6.1(b)
Subsidiary	10.2

Section
Supplemental Financial Statements	3.3(a)
Survival Date	10.2(oo)
Tax and Taxes	10.2
Tax Return	10.2
Termination Date	9.1(e)
Theatre Level Cash Flow	10.2
Third-Party Claim	8.3(a)
Transactions	1.4(a)
Transfer Taxes	6.3(e)
Unresolved Items	1.5(c)
WARN Act	6.6(a)

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated January 14, 2008, and made by and among Consolidated Theatres, LLC, a Delaware limited liability company (“Parent”), the corporations (other than Purchaser) identified on the signature pages hereto (collectively, the “Corporations”, and together with Parent, each a “Seller” and, together, the “Sellers”), Consolidated Theatres Holdings, GP, a North Carolina partnership (the “Partnership”), and Regal Cinemas, Inc., a Tennessee corporation (“Purchaser”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 10.2.

WHEREAS, the Partnership, and its Subsidiaries identified on Exhibit A hereto (collectively, with the Partnership, the “Companies”) operate a chain of cinemas located in the Southeastern United States;

WHEREAS, the Corporations own 100% of the outstanding Equity Securities (excluding the Options (as defined below)) of the Partnership (collectively, the “Partnership Interests”), and Parent owns 100% of the outstanding capital stock of each of the Corporations;

WHEREAS, Parent owns 100% of the outstanding options to purchase all of the Partnership Interests (collectively, the “Options”) from the Corporations for an aggregate exercise price (the “Option Exercise Price”) of $41,910,614.83; and

WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, all the assets of the Companies through the purchase (1) from Parent of the Options, and (2) from the Corporations of the Partnership Interests upon the exercise of the Options, in each case subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING

SECTION 1.1.              Transfer of Options and Partnership Interests.

Upon the terms and subject to the conditions contained herein, Parent shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall acquire at the Closing, the Options.  Immediately following such purchase and sale of the Options, Purchaser shall exercise the Options by delivering to the Corporations an exercise notice (the “Exercise Notice”) substantially in the form attached hereto as Exhibit B and paying the Option Exercise Price, and Purchaser and Sellers shall consummate the purchase and sale of the Partnership Interests as set forth herein.  Each Corporation agrees that the exercise by the Purchaser at the Closing of the Option granted by such Corporation, on the terms of this Agreement instead of pursuant to the procedures set forth in the contribution agreement pursuant to which such Option was granted, will constitute a valid exercise of such Option.

SECTION 1.2.              Closing.

The closing of the purchase and sale of the Options and the Partnership Interests pursuant to this Agreement (the “Closing”) shall occur at the offices of Hogan & Hartson L.L.P., 1200 Seventeenth Street, Suite 1500, Denver, Colorado, at 10:00 a.m. local time on the second Thursday following full satisfaction or due waiver of all of the closing conditions set forth in Article VII hereof (other than those to be satisfied by actions to be taken at the Closing), or such other time and place as may be mutually agreed.  The date upon which the Closing actually occurs is referred to herein as the “Closing Date”.

SECTION 1.3.              Purchase Price; Closing Cash Payment.

(a)   Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Options, Purchaser shall pay to Parent an aggregate purchase price equal to the Enterprise Value less the Option Exercise Price (the “Option Purchase Price”).  The aggregate consideration for the Transactions (the “Purchase Price”) shall be an amount equal to (i) the Option Exercise Price plus (ii) the Option Purchase Price, as adjusted in accordance with Section 1.5.

(b)   Not fewer than three (3) Business Days prior to the Closing, Parent shall deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth Parent’s good faith estimates of the amounts of Closing Working Capital and Closing Cash as of 11:59 p.m. Eastern Time on the Closing Date (the “Adjustment Time”), and a calculation of the Enterprise Value and Option Purchase Price based on the foregoing estimates (the “Estimated Enterprise Value” and “Estimated Option Purchase Price,” respectively).

(c)   At the Closing, the Purchaser shall pay in cash (i) to the Corporations, the Option Exercise Price, (ii) to the Parent, a portion of the Estimated Option Purchase Price (the “Closing Cash Payment”) equal to the Estimated Option Purchase Price less (A) the amounts paid pursuant to clause (iii) below in respect of the Bank Facility and (B) the Escrow Amount, and (iii) on behalf of the Companies (and each of the Sellers as guarantors), all amounts then due under the Bank Facility (including all prepayment premiums, penalties or other like charges) as set forth in the payoff letter delivered to Purchaser as provided in Section 7.2(c)(vii), with the effect that the Bank Facility and related documentation shall be terminated effective as of the Closing (other than any provision thereof that, by its terms, survives such repayment).  For illustrative purposes only, Schedule 1.3(c) attached hereto sets forth an example of the calculation of the cash payments to be made at Closing in accordance with this Section 1.3(c).

SECTION 1.4.              Closing Deliveries.

(a)   Closing Deliveries by Sellers.  To effect the transactions referred to in Section 1.1 (the “Transactions”), Sellers shall, on the Closing Date, deliver to Purchaser the following:

(i)            one or more instruments transferring to Purchaser the Options and the Partnership Interests, in form reasonably satisfactory to Purchaser;

(ii)           copies of all consents, approvals, releases, and waivers from Governmental Entities and other third parties, including Landlord Approvals, relating to the Transactions that have been obtained; and

(iii)          all other documents required to be delivered by Sellers pursuant to Article VII not specifically mentioned above in this Section 1.4(a).

All instruments and documents executed and delivered to Purchaser pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Purchaser and its counsel.

(b)   Closing Deliveries by Purchaser.  To effect the Transactions, Purchaser shall, on the Closing Date, deliver the following:

(i)            the Exercise Notice;

(ii)           the Closing Cash Payment by wire transfer of immediately available funds to an account (the “Seller Account”) designated by Parent not fewer than three (3) Business Days prior to the Closing Date;

(iii)          the Option Exercise Price, by wire transfer of immediately available funds to the Seller Account (for the account of the Corporations);

(iv)          the Escrow Amount by wire transfer of immediately available funds to the Escrow Agent; and

(v)           all other documents required to be delivered by Purchaser pursuant to Article VII not specifically mentioned above in this Section 1.4(b).

All instruments and documents executed and delivered to Sellers pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Parent and its counsel.

(c)   Other Actions to be Taken prior to and at the Closing.  To further facilitate the Transactions:  (i) not fewer than seven (7) nor greater than fifteen (15) days prior to the Closing Date, Purchaser will deliver to the Commonwealth 20 Landlord notice of the Closing Date, as required by Section 3 of the Commonwealth 20 Landlord Agreement, (ii) on or prior to the Closing Date, Purchaser will cause to be delivered to the Commonwealth 20 Landlord the REG Guaranty (as that term is defined in the Commonwealth 20 Landlord Agreement), duly executed by each of Purchaser, Regal Entertainment Group, a Delaware corporation, Regal Entertainment Holdings and Regal Cinemas Corporation, and Purchaser will cause the Security Deposit (as that term is defined in the Commonwealth 20 Lease) to be delivered to the Commonwealth 20 Landlord as contemplated by Section 2 of the Commonwealth 20 Landlord Agreement, each in accordance with the Commonwealth 20 Landlord Agreement, and (iii) Sellers will complete the list of deferred maintenance items as set forth on page 3 of the Wells Fargo Annual Property Inspection Report relating to the inspection of the Commonwealth 20 building on August 19, 2007 prior to the Closing Date, but in no event later than 90 days after January 7, 2008.

SECTION 1.5.              Adjustment to Purchase Price.

(a)   No later than the 75th day after the Closing Date, Purchaser shall prepare and deliver to Parent a consolidated balance sheet of the Companies as of the Adjustment Time (the “Closing Balance Sheet”), together with a statement (the “Closing Statement”) setting forth Purchaser’s determination of Closing Working Capital, Closing Cash and Enterprise Value, and a calculation of the Purchase Price based on the foregoing determinations.  Purchaser shall prepare the Closing Balance Sheet and the Closing Statement (including the determinations included therein) in accordance with Section 1.5(e).

(b)   During the 30-day period immediately following Parent’s receipt of the Closing Balance Sheet and the Closing Statement (or during the 30-day period immediately following the 75-day period described in Section 1.5(a), if Purchaser fails to deliver the Closing Balance Sheet and the Closing Statement to Parent within the 75-day period provided in Section 1.5(a) (in which case, for purposes of this Section 1.5(b), the Estimated Closing Certificate shall be treated as the Closing Balance Sheet and the Closing Statement and will be deemed to have been delivered to Parent on the 75th day after the Closing Date)), Parent and its advisors and representatives (i) shall be permitted to review, upon reasonable notice, the Companies’ books and records and the working papers related to the preparation of the Closing Balance Sheet and the Closing Statement (including the determinations included therein), and (ii) shall be given reasonable access, upon reasonable notice, to knowledgeable employees and accounting professionals of Purchaser and the Companies in order to facilitate Parent’s review of the Closing Balance Sheet and the Closing Statement; provided that the review and access described in clauses (i) and (ii) shall be conducted at times and in a manner that does not unreasonably interfere with the operation of Purchaser’s or the Companies’ respective businesses.  The Closing Balance Sheet and the Closing Statement (including the determinations included therein) shall become final, binding and conclusive upon Purchaser and Sellers (A) on the 30th day following Parent’s receipt thereof, unless Purchaser receives from Parent prior to such 30th day written notice of Parent’s disagreement (a “Dispute Notice”) with any account or determination set forth in the Closing Balance Sheet or the Closing Statement or (B) on such earlier date as Parent notifies Purchaser that it does not dispute the Closing Balance Sheet and Closing Statement.  If Parent timely delivers a Dispute Notice, then the determination of the Purchase Price shall become final, binding and conclusive upon Purchaser and Sellers on the first to occur of (x) the date on which Purchaser and Parent resolve in writing all differences they have with respect to the disputed items or (y) the date on which all of the disputed items that are not resolved by Purchaser and Parent in writing are finally resolved in writing by the Independent Accountants in accordance with Section 1.5(c).

(c)   During the 30 days following delivery of a Dispute Notice, Purchaser and Parent shall seek in good faith to resolve in writing any differences that they have with respect to the disputed items.  Any disputed item resolved in writing by Purchaser and Parent shall be deemed final, binding and conclusive on Purchaser and Sellers.  If Purchaser and Parent do not reach agreement on all of the disputed items during such 30-day period (or such longer period as they shall mutually agree), then at the end of such 30-day (or longer) period Purchaser and Parent shall submit all unresolved disputed items (collectively, the “Unresolved Items”) to Ernst & Young LLP (the “Independent Accountants”) to review and resolve such matters and each will specify to the other and to the Independent Accountant its determination of the amount of the

Purchase Price (a party’s “Proposed Price”).  The Independent Accountants will determine each Unresolved Item in accordance with this Section 1.5(c) and Section 1.5(e) as promptly as may be reasonably practicable, and Purchaser and Parent shall instruct the Independent Accountants to endeavor to complete such process within a period of no more than 60 days.  The Independent Accountants may conduct such proceedings as the Independent Accountants believe, in their sole discretion, will assist in the determination of the Unresolved Items; provided that, except as Purchaser and Parent may otherwise agree in writing, all communications between Purchaser and Parent or any of their respective representatives, on the one hand, and the Independent Accountants, on the other hand, shall be in writing with copies simultaneously delivered to the non-communicating party.  The Independent Accountants’ determination of the Unresolved Items shall be final, binding and conclusive on Purchaser and Sellers, effective as of the date the Independent Accountants’ written determination is received by Purchaser and Parent.  The fees and expenses of the Independent Accountants shall be borne as follows:  (x) by Parent, in a portion equal to a fraction, the numerator of which is the absolute difference between Parent’s Proposed Price and the Purchase Price determined by the Independent Accountants and the denominator of which is the absolute difference between Parent’s Proposed Price and the Purchaser’s Proposed Price, and (y) by Purchaser, in a portion equal to one (1) minus the fraction described in the preceding clause (x).

(d)   Within five (5) Business Days after the final determination of the Purchase Price pursuant to Section 1.5(b) or Section 1.5(c) (the “Final Purchase Price”), either (i) if the Estimated Purchase Price exceeds the Final Purchase Price, then Parent will pay to Purchaser the amount of such excess, or (ii) if the Final Purchase Price exceeds the Estimated Purchase Price, then Purchaser will pay to Parent the amount of such excess.  Any payment to be made pursuant to this Section 1.5(d) will be made by wire transfer of immediately available funds to an account specified by the party to receive such payment.

(e)   For the purposes of this Agreement, each accounting term will have the meaning that is applied thereto in accordance with United States generally accepted accounting principles (“GAAP”) as in effect on December 31, 2006 and, to the extent consistent with GAAP as in effect on December 31, 2006, the accounting principles, policies, procedures and methodologies applied in preparing the balance sheet that is part of the Audited Financial Statements and the accompanying statement of income.  Each account included in the Closing Statement and the Closing Balance Sheet shall be (i) calculated in accordance with GAAP as in effect on December 31, 2006, and, to the extent consistent with GAAP as in effect on December 31, 2006, utilizing the accounting principles, policies, procedures and methodologies applied in preparing the Company Financial Statements (without regard to materiality), including with respect to the nature or classification of accounts, and determining levels of reserves or levels of accruals; and (ii) consistent with the books and records of the Companies and the definitions herein; provided that in determining current assets and liabilities hereunder, (A) all accounting entries shall be taken into account regardless of their amount and all known errors and omissions shall be corrected, (B) all known proper adjustments shall be made, and (C) appropriate reserves for all known and quantifiable liabilities and obligations for which reserves are appropriate in accordance with GAAP as in effect on December 31, 2006 shall be included.

SECTION 1.6.              Escrow.

At the Closing, the Escrow Amount shall be paid to the Escrow Agent as described in Section 1.4 and deposited by the Escrow Agent into an interest-bearing escrow account pursuant to the Escrow Agreement.  On the Business Day after the Survival Date, the portion of the Escrow Amount then held by the Escrow Agent, plus any interest or other earnings on the Escrow Amount and then held by the Escrow Agent, less the aggregate amount of any unresolved outstanding claims on the Escrow Account made by the Seller-Indemnified Persons pursuant to Section 8.3, shall be distributed to Parent pursuant to the terms of the Escrow Agreement.  Purchaser shall be entitled to be paid from the Escrow Amount and any interest or other earnings on the Escrow Amount, in each case held by the Escrow Agent from time to time, any amount that any Seller is required to pay to Purchaser pursuant to this Agreement that has not been paid to Purchaser in accordance with the provisions hereof and any indemnity payment required to be made by Sellers pursuant to Article VIII of this Agreement, in each case pursuant to the terms of the Escrow Agreement.

SECTION 1.7.              Retained Leases.

Sellers acknowledge and agree that the Partnership and the Companies have no right, title or interest in or to that certain (i) Lease Agreement dated March 18, 2001 by and between Remington San Simeon, L.L.C. and Consolidated Theatres, as amended, and (ii) Lease Agreement dated as of November 8, 1993 by and between Fairview Plaza Associates Limited Partnership and Consolidated Theatres, Inc., as amended, which leases and all obligations and liabilities associated therewith shall be retained in their entirety by Sellers.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSACTIONS

Sellers and the Partnership hereby jointly and severally represent and warrant to Purchaser as follows:

SECTION 2.1.              Organization.

Parent is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and is qualified to do business as a foreign entity in those jurisdictions in which it is required to be so qualified in order for it to be able to perform its obligations under this Agreement.  Each Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign entity in those jurisdictions in which it is required to be so qualified in order for it to be able to perform its obligations under this Agreement and the Option it has granted.

SECTION 2.2.              Authority.

Each Seller and the Partnership has the necessary power and authority to enter into this Agreement and each Related Agreement to which it is or will become a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions, and each Corporation has the necessary power and authority to perform its obligations with respect to the Option that it has granted.  The execution and delivery of this Agreement and each Related Agreement to which it is or will become a party by each Seller and the Partnership and the consummation by each Seller and the Partnership of the Transactions have been duly and validly authorized by all necessary action and no other proceedings on the part of such Seller or the Partnership is necessary to authorize this Agreement and each Related Agreement to which it is or will become a party or to consummate the Transactions.  This Agreement and each Related Agreement to which it is or will become a party has been, or will be, duly executed and delivered by each Seller and the Partnership and, assuming its due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of such Seller and the Partnership, enforceable against such Seller and the Partnership in accordance with its terms, and each Option constitutes a legal, valid and binding obligation of the Corporation that granted it, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

SECTION 2.3.              No Conflicts; Required Filings; and Consents.

(a)   The execution and delivery of this Agreement and each Related Agreement by Sellers and the Partnership do not, and the consummation by Sellers and the Partnership of the Transactions will not, subject to compliance with the requirements described in Section 2.3(b): (i) conflict with or violate, result in a breach of, or constitute a default under the certificate of formation, partnership or limited liability company agreement or certificate of incorporation or bylaws (as applicable) of any Seller or any Company, (ii) require any authorization, consent, approval, exemption or other action or notice under the provisions of any Seller’s or any Company’s certificate of formation, partnership or limited liability company agreement or certificate of incorporation or bylaws (as applicable), (iii) conflict with or violate any Law applicable to any Seller or any Company or by which any of their respective properties or assets is bound or affected, or (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a breach or a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of any Seller or any Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any Seller or any Company is a party or by which any Seller, any Company or any of their respective properties or assets is bound, except, in the case of clauses (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other accelerations or occurrences that in the aggregate would not have and would not reasonably be expected to have a Company Material Adverse Effect.

(b)   The execution and delivery of this Agreement and each Related Agreement to which it is or will become a party by any Seller or the Partnership does not, and the consummation of the Transactions by any Seller or any Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for (A) applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) and state blue sky Laws, and (B) applicable requirements identified on Schedule 2.3, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate would not have and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.4.              Ownership of Options and Partnership Interests.

Parent holds all right, title and interest in and to the Options, free and clear of any restrictions on transfer, Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands (other than restrictions under the Securities Act and state securities laws or that shall be terminated effective as of the Closing in connection with the repayment of the indebtedness under the Bank Facility).  The Corporations, taken together, hold all right, title and interest in and to the Partnership Interests, free and clear of any restrictions on transfer, Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands (other than the Options and restrictions under the Securities Act and state securities laws or that shall be terminated effective as of the Closing in connection with the repayment of the indebtedness under the Bank Facility).  None of Parent or any of the Corporations is a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose any of the Partnership Interests (other than this Agreement and the Options).  There are no Encumbrances or restrictions that would prohibit Parent or any Corporation from transferring (or impose any liability on any Person in connection with the transfer of) any of the Options or the Partnership Interests to Purchaser at the Closing, and the Partnership has no outstanding Equity Security other than the Partnership Interests and the Options.  All of the outstanding Equity Securities of the Partnership have been duly authorized and are validly issued.  No Equity Securities of the Partnership are reserved for issuances.  There are no distributions that have accrued or been declared but are unpaid on the Equity Securities of the Partnership.  There are no outstanding or authorized unit appreciation, phantom units, unit plans or similar rights with respect to the Partnership.  There are no agreements among any members of Parent or shareholders of the Corporations, as applicable, relating to the Partnership (including any agreement related to the management of the Partnership or any equity interest in the Partnership), other than (i) the partnership agreement of the Partnership, a true and correct copy of which has been made available to Purchaser, and (ii) agreements to which the Partnership is not a party, that are not binding on the Partnership, and that could not otherwise give rise to any liability of the Partnership or Purchaser.  The Options represent the right to purchase one hundred percent (100%) of the Partnership Interests.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Sellers and the Partnership hereby jointly and severally represent and warrant to Purchaser as follows:

SECTION 3.1.              Organization and Qualification; Subsidiaries.

The Partnership is a partnership duly organized and validly existing in the State of North Carolina.  Each other Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware (or the laws of the jurisdiction designated for such Company on the attached Schedule 3.1).  Each Company is duly qualified to conduct its business as a foreign entity, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified in the aggregate would not have and would not reasonably be expected to have a Company Material Adverse Effect.  Each Company has the requisite power and authority to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on the businesses as now being conducted.  No Company has any Subsidiary, or owns any Equity Security of any entity, other than another Company.  Sellers have made available to Purchaser complete and accurate copies of the certificate of formation and limited liability company agreement of each Company other than the Partnership, and the minutes of the meetings of the partners of the Partnership and members of each other Company that are in its possession.  All actions of the Companies since their inception have been authorized, approved or otherwise ratified by all necessary limited liability company action of Parent, partnership action of the Partnership or corporate action of the Corporations, as applicable.

SECTION 3.2.              Capitalization.

The Partnership owns all of the outstanding Equity Securities of each of the other Companies.  There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Securities of any Company other than the Partnership or obligating any such Company to issue or sell any shares of capital stock of, or other Equity Securities in such Company, including upon the exchange or conversion of any Indebtedness or security.  There are no outstanding contractual obligations of any Company to acquire any Equity Securities in any other Person.

SECTION 3.3.              Financial Statements; Indebtedness.

(a)   Attached as Schedule 3.3(a) are: (i) the audited consolidated balance sheets of the Companies as of December 31, 2006, and December 31, 2005, and the related audited consolidated statements of income and of cash flow for the year ended on such dates (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Companies as of September 30, 2007 (the “Interim Balance Sheet”) and the related unaudited consolidated statement of income for the nine-month period then ended (all of the foregoing financial statements and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”).  The Company Financial Statements present fairly (and, when delivered, the financial statements to be delivered prior to the Closing pursuant to Section 5.1(x) (the “Supplemental Financial Statements”) will present), in all material respects, the financial position of the Companies at their respective dates, and the results of operations and cash flows of the Companies for the periods referred to therein, all in accordance with GAAP applied on a basis consistent with prior periods except, with respect to the unaudited Company Financial Statements or Supplemental Financial Statements, for any absence of required footnotes and subject to the Companies’ customary year-end adjustments.  During the periods covered by the Company Financial Statements, none of the Corporations (x) conducted any business, (y) owned any asset other than its ownership interest in the Partnership, or (z) incurred any liability other than liabilities for (1) franchise and similar Taxes, (2) Taxes arising out of the ownership of its interest in the Partnership, (3) liabilities incurred by it by virtue of its status as a general partner of the Partnership, and (4) guaranties of obligations of one or more of the Companies.

(b)   The Companies have no liabilities of the type required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, applied on a basis consistent with the method used in preparation of the Audited Financial Statements except for (i) the indebtedness, liabilities and obligations shown on the Interim Balance Sheet (including any notes thereto) or that will constitute Closing Indebtedness, (ii) current liabilities that have been incurred by the Companies after the date of the Interim Balance Sheet in the ordinary course of their businesses or in connection with the Transactions, and (iii) indebtedness, liabilities and obligations set forth on Schedule 3.3(b).

(c)   Schedule 3.3(c) sets forth the amount of the Theatre Level Cash Flow for each theatre operated by the Companies, for the twelve-month period ended September 30, 2007.

SECTION 3.4.              Absence of Certain Changes or Events.

Since the date of the Interim Balance Sheet and through the date of this Agreement, except as set forth on Schedule 3.4, the Companies have conducted their business in all material respects only in the ordinary course of business and there has not been any:

(i)            destruction or loss of, or damage to, any of the assets or properties of any Company, whether or not covered by insurance, in excess of $250,000;

(ii)           sale or other disposition (other than the sale, use or other disposition of inventories, collection of accounts receivable, and dispositions of obsolete or replaced property, in the ordinary course of business) of any asset or property of any Company having a value in excess of $250,000;

(iii)          cancellation or waiver of any claims or rights with a value to the Companies in excess of $250,000;

(iv)          capital investment in, or any loan to, any other Person (other than another Company) by a Company in excess of $250,000;

(v)           loan to, or any other transaction with, any of Company’s partners, members, managers, shareholders, directors, officers, and employees or Affiliates, other any loan to or other transaction with any other Company or any employee of any Company in the ordinary course of business; or

(vi)          commitment or contract to do any of the foregoing by a Company.

SECTION 3.5.              Absence of Litigation.

Except as set forth on Schedule 3.5, there is no action, suit, investigation, or proceeding pending or, to the Sellers’ Knowledge, threatened by or against any of the Companies before any court, administrative, governmental, arbitration, mediation or regulatory authority or body, domestic or foreign, that could reasonably be expected to result in liability or loss to the

Companies in excess of $250,000 or that could reasonably be expected to have a Company Material Adverse Effect, or that challenges, or that seeks to prevent, delay, make illegal or otherwise interfere with, any of the Transactions.  To the Sellers’ Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such action, suit, investigation, or proceeding of a type described in the preceding sentence.  Except as set forth on Schedule 3.5, there is no action, suit, investigation, or proceeding with respect to which the defense is not being provided by the insurer under the insurance policies referenced in Section 3.14.  Except as set forth on Schedule 3.5, there are no unsatisfied judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against any Company, and each Company is and has been in compliance in all material respects with the terms and requirements of such judgments, decrees, injunctions or orders to which it or any of its assets or properties is or has been subject.

SECTION 3.6.              Licenses and Permits; Compliance with Laws.

(a)   The Companies hold, and Schedule 3.6(a) sets forth a complete and accurate list of, all permits, licenses, approvals, certificates, accreditations and other authorizations (except with respect to Intellectual Property, which is addressed in Section 3.8) from all Governmental Entities (collectively, “Permits”) necessary for the Companies to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted, except for Permits the absence of which in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.  Each Permit required to be listed in Schedule 3.6(a) is valid and in full force and effect.  Except as set forth in Schedule 3.6(a): (i)  each Company is and has been in compliance in all material respects with all of the terms and requirements of each Permit required to be identified in Schedule 3.6(a); (ii) no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of, or a failure to comply in any material respect with, any term or requirement of any Permit required to be listed in Schedule 3.6(a) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit required to be listed in Schedule 3.6(a); (iii) no Company has received any written (or to Sellers’ Knowledge, other) notice or other communication from any Governmental Entity or any other Person regarding (A) any actual or alleged material violation of, or failure to comply in any material respect with, any term or requirement of any such Permit or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of or modification to any such Permit, in each case other than notice of any such matter that has been resolved; and (iv) all applications required to have been filed for the renewal of the Permits required to be listed in Schedule 3.6(a) have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities.

(b)   The businesses of the Companies are being, and at all times have been, conducted in all material respects in compliance with all applicable Laws and Permits.  No written (or, to Sellers’ Knowledge, other) notice or other communication has been received by, and to the Sellers’ Knowledge no claims have been filed against, any Company alleging any actual or alleged material violation by any Company of, or failure on the part of any Company to comply in any material respect with, any Law, other than notice of any such matter that has been resolved.  No representation or warranty is made in this Section 3.6 with respect to:  Tax laws; Intellectual Property Laws; Laws applicable to the Leased Real Property; Environmental Laws; or Laws related to employee-related matters.

SECTION 3.7.              Taxes.

(a)   Except as set forth on Schedule 3.7(a), the Companies have prepared and filed, and will timely file on or before the Closing Date with respect to any taxable periods ending on or before the Closing Date (to the extent due prior to the Closing Date), with all appropriate Governmental Entities all material Tax Returns in respect of Taxes by the date such returns were due to be filed (after giving effect to extensions timely filed) and all such returns are correct and complete in all material respects.  Copies of all Tax Returns filed in respect of the last three fiscal years of each of the Companies have been made available to the Purchaser.  Except as set forth on Schedule 3.7(a), the Companies have paid in full all Taxes (whether or not such Taxes are required to be shown on a Tax Return) due prior to the date hereof, will pay all Taxes (whether or not such Taxes are required to be shown on a Tax Return) due after the date hereof and prior to the Closing and, in the case of Taxes accruing on or before the Closing that are not due on or before the Closing, each Company has or will make adequate provision in its books and records for such payment.  Except as set forth on Schedule 3.7(a), the Companies have withheld from each payment made to any of its present or former employees, officers, directors, stockholders and creditors all amounts required by Law to be withheld and have, where required, remitted such amounts within the applicable periods allowed by Law to the appropriate Governmental Entities.  All individuals paid for services by the Companies have been properly classified as either employees or independent contractors in accordance with the Code and applicable Tax laws.  In addition, except as set forth on Schedule 3.7(a), (i) no assessments for Taxes have been issued against any Company by a Governmental Entity that remain outstanding and unpaid; (ii) within the last three (3) years, no Governmental Entity has conducted an audit of any Company in respect of Taxes; and (iii) no Company has executed or filed any agreement extending the period for the assessment or collection of any Taxes.

(b)   Except as set forth on Schedule 3.7(b), no Company has received from any foreign, federal, state, or local taxing authority (including jurisdictions where any Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Company (excluding any such notices related to Tax paid or matters otherwise resolved prior to the date of the Interim Balance Sheet).  Except as set forth on Schedule 3.7(b), no claim has ever been made by a Governmental Entity in a jurisdiction where any Company does not file Tax Returns that any Company is or may be subject to taxation by that jurisdiction.  There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Company.  Each Company has disclosed in its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662.

(c)   No Company has filed a consent under Code § 341(f) concerning collapsible corporations.  Neither Parent, any Company nor any partner thereof, and no Corporation, is a foreign person within the meaning of Section 1445 of the Code.  No Company has been (i) a personal holding company within the meaning of Code §542, (ii) a passive foreign investment company within the meaning of Code §1297 or (iii) a foreign personal holding company within the meaning of Code § 552.  No Company is a party to or bound by any Tax allocation, indemnification or sharing agreement.  No Company (a) has been a member of an affiliated group filing a consolidated federal income Tax Return or (b) has any liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(d)   No Company shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date (and the IRS has not proposed to any Company any such adjustment or change in accounting method); (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.  There is no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of any Company).

(e)   No Company has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with any taxing authority (i) a closing agreement pursuant to Code Section 7121 or any predecessor provision thereof or any similar provision of state, local or foreign law that relates to the assets or operations of any Company or (ii) any agreement, waiver or other document extending or having the effect of extending or waiving the period for assessment or collection of any Taxes for which a Company would or could be liable.

(f)    No Company has made any payments, is obligated to make any payments, or is a party to any agreement or other arrangement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.

(g)   No Company has participated or engaged in any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) or any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)   The due but unpaid Taxes of the Companies (A) did not, as of the date of the Interim Balance Sheet, exceed the reserves for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet and (B) the due but unpaid Taxes as of the date hereof do not exceed (and as of the Closing, will not exceed) those reserves as adjusted for the passage of time through the date hereof (or the Closing Date, as applicable) in accordance with the past custom and practice of the Companies in filing their Tax Returns.

SECTION 3.8.              Intellectual Property.

(a)   Schedule 3.8(a) contains a complete and accurate list of all (i) patented or registered Intellectual Property owned by any Company, (ii) patents and pending patent applications and other registrations and applications for other registrations of Intellectual Property filed by or on behalf of any Company or in or to which any of the Companies has any right, title, or interest, and (iii) all other material Intellectual Property in or to which any of the Companies has any right, title, or interest (other than as a licensee).  Schedule 3.8(a) also contains a complete and accurate list of all material licenses granted by any Company to any third party with respect to any Intellectual Property owned by any Company and all material licenses granted by any third party to any Company with respect to any Intellectual Property (other than licenses of “shrink wrapped” or “off the shelf” software licensed to any Company).  Each registration for or application to register Intellectual Property listed on Schedule 3.8(a) is valid and subsisting, in full force and effect, and has not been canceled, expired or abandoned, except where cancellation, expiration or abandonment would not reasonably be expected to have a Company Material Adverse Effect.  One or more of the Companies owns (or has valid rights to use) all Intellectual Property material to or used in the business of the Companies as such business is currently conducted, and such Intellectual Property constitutes all Intellectual Property necessary for the operation of the business.  All Intellectual Property owned by the Companies is owned exclusively by the Companies free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)   There have been no written (or, to Sellers’ Knowledge, other) claims received or, to the Sellers’ Knowledge, threatened against any Company asserting (i) the invalidity, misuse or unenforceability of any Intellectual Property owned by any Company, or (ii) that the operation of the business of any Company infringes any Intellectual Property of any third party, in each case other than notice of any such matter that has been resolved, and in respect of which there is no additional potential exposure, further obligation or amounts due or payable.  To the Sellers’ Knowledge, no Person is currently infringing upon any Intellectual Property owned by any Company.  None of the Companies is infringing in any material respect any Intellectual Property of any third party, nor to the Sellers’ Knowledge will any such infringement occur as a result of the continued operation of the business of the Companies as currently conducted.  The Transactions will not materially and adversely affect any Company’s right, title or interest in and to any item of Intellectual Property owned or used by the Companies.  The Companies have taken reasonable precautions to protect the secrecy, confidentiality and value of their respective trade secrets and confidential know-how.  The Companies have at all times complied in all material respects with and are in compliance in all material respects with all applicable Laws relating to privacy, data protection, or the collection, retention, use and disclosure of personal information.

SECTION 3.9.              Material Contracts.

(a)   Schedules 3.9, 3.10 and 3.11(b), taken together, set forth a complete and correct list, as of the date of this Agreement, of all agreements of the following types to which any Company is a party or is bound (collectively, the “Material Contracts”):  (i) the Leases and any other contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real property or the construction of any improvements thereon (other than the construction of any facility that is now in operation); (ii) contracts relating to the renovation or construction of any theatre (other than the construction of any facility that is now in operation); (iii) any other contract, agreement or legally binding commitment providing for payments by or to the Companies in excess of $250,000 at any time or in the aggregate during any year (other than purchase orders entered into in the ordinary course of business) or that is material to the business or operations of the Companies, taken as a whole, or whose default or termination could have a Company Material Adverse Effect; (iv) employment, severance, termination and consulting agreements (excluding agreements with at-will employees and agreements that may be terminated by a Company without penalty other than customary severance), pension, profit sharing, incentive compensation, deferred compensation stock/unit purchase, stock/unit option, stock/unit appreciation right, group insurance, severance pay, or retirement plan or agreement or any similar contract; (v) loan agreements, indentures, reimbursement agreements for letters of credit, mortgages, notes and other debt instruments or the guaranty of any obligation for the borrowing of money by a Company; (vi) confidentiality, non-solicitation and non-compete agreements by which the activities of any Company are restricted; (vii) any agreement pursuant to which any Company is a party to a partnership or joint venture; (viii) any capitalized lease obligation; (ix) any settlement, conciliation or similar contract that has not been performed; and (x) any license, as licensee, of any material Intellectual Property (other than licenses of “shrink wrapped” or “off the shelf” software).  Schedule 3.9 contains an accurate and complete list of all amendments, modifications, supplements, waivers, renewals and extensions to the Material Contracts.

(b)   Each of the Material Contracts is valid and as of the date hereof is in full force and effect; provided no representation or warranty is made in this sentence with respect to any Material Contract that, as indicated on Schedule 3.9, has not been executed by one or more of the intended parties thereto.  No Company has violated in any material respect any provision of, or committed or failed to perform any material act that is required to be performed by it under, any Material Contract or any contract for the construction of any facility that is now in operation, and no event has occurred that with or without notice, lapse of time or both would constitute a material default, material breach or material event of noncompliance under the provisions of any Material Contract or any contract for the construction of any facility that is now in operation; and no Company has received any written (or, to Sellers’ Knowledge, other) notice of, and to the Sellers’ Knowledge there does not exist, any material breach, cancellation, or intention not to renew, or any anticipated material breach, cancellation, or intention not to renew, by the other parties to any Material Contract or any contract for the construction of any facility that is now in operation.  True and complete copies of all Material Contracts have been made available to Purchaser.

(c)   As of the date of this Agreement, except as indicated on Schedule 3.9, no Company is involved in any renegotiations of or attempts to renegotiate any material amounts paid or payable to such Company under a Material Contract or any contract for the construction of any facility that is now in operation with any Person having the contractual or statutory right to demand or require such renegotiation, and no such Person has made written demand for such renegotiation.

(d)   Except for the Landlord Approvals or as set forth on Schedule 2.3, the execution and delivery of this Agreement and each Related Agreement by Sellers do not, and the consummation by Sellers of the Transactions will not require any authorization, consent, approval, exemption or other action or notice under the provisions of any Material Contract or any contract for the construction of any facility that is now in operation.

SECTION 3.10.            Employee Benefit Plans.

(a)   Schedule 3.10 sets forth a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other employee benefit, fringe, equity based compensation, retention, employment, severance, change in control, or bonus plan, program, policy, agreement or arrangement that is sponsored, maintained, participated in or contributed to as of the date of this Agreement by any Company or any entity required to be aggregated with any Company with respect to which any Company has any material liability (collectively, the “Benefit Plans”).

(b)   With respect to each Benefit Plan, Sellers have made available to Purchaser, to the extent applicable (i) the plan document, all amendments to the plan document, the summary plan description and any summaries of material modifications; (ii) the most recent determination letter from the Internal Revenue Service; (ii) the three most recent annual reports (Form 5500 series); (iv) the related trust agreements, insurance contract or other funding arrangement, (v) the most recent discrimination testing results and (vi) all material correspondence with the IRS or the Department of Labor.

(c)   No Company or, to the Sellers’ Knowledge, any other person has engaged in any non-exempt “prohibited transaction”, as defined in Code Section 4975 or ERISA Section 406, with respect to any Benefit Plan.  To the Sellers’ Knowledge, no Company has engaged in any transaction that as a result of which any Company would be subject to any material liability pursuant to Sections 406 and 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) or (l) of ERISA or a Tax imposed pursuant to Section 4975 of the Code.  No fiduciary of any Benefit Plan has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan.

(d)   None of the Benefit Plans is a plan subject to Title IV of ERISA, the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, and no Company has ever maintained, participated in or contributed to any plan that is subject to Title IV of ERISA, the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.  No Company has incurred any liability under Title IV of ERISA and no events have occurred and no circumstances exist that would reasonably be expected to result in such liability to any Company.  No Company has any liability or obligation as a consequence of being considered a single employer under Section 414 of the Code with any other Person.

(e)   No Benefit Plan is or ever has been a “multiemployer plan” within the meaning of ERISA Section 3(37).  No Company has any liability for a complete or partial withdrawal from any multiemployer plan or has any liability under or with respect to any multiemployer plan.  No Benefit Plan is a “voluntary employees’ beneficiary association” within the meaning of

Code Section 501(c)(9) or a “nonqualified deferred compensation plan” within the meaning of Code Section 409A.

(f)    Each Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in compliance with its governing documents and with all provisions of all applicable Laws, including ERISA and the Code.

(g)   Each Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified by issuance and receipt of a favorable determination letter or reliance upon a prototype opinion letter.  No event has occurred since the date of the most recent determination letter (other than the effective date of certain amendments to the Code the remedial amendment period for which has not expired) that could reasonably be expected to adversely affect the qualified status of such Benefit Plan.

(h)   There are no claims (other than routine claims for benefits), proceedings, hearings, actions or lawsuits pending, or to the Sellers’ Knowledge, threatened, with respect to any Benefit Plan.  There are no audits, investigations or examinations with respect to any Benefit Plan by the IRS, the Department of Labor, the PBGC or any other governmental agency (other than a review associated with the application for a determination letter that has been filed with the IRS) and, to the Sellers’ Knowledge, no such audit, investigation or examination is threatened or pending.

(i)    All contributions (including all employer contributions and employee salary reduction contributions) and premium payments that are due with respect to any Benefit Plan have been made within the time periods prescribed by ERISA and the Code to each such Benefit Plan.

(j)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in the payment of any money or property to any employee of any Company, (ii) materially increase any benefit otherwise payable under any Benefit Plan; or (iii) accelerate the time of payment or vesting, or increase the amount of, any compensation due from any Company to any employee.

(k)   There are no agreements to which any Company is a party that will provide payments to any officer, employee or highly compensated individual that shall be “parachute payments” under Section 280G or Section 4999 of the Code for which Purchaser or any Company will have withholding liability or that will result in loss of Tax deductions under Section 280G of the Code.

(l)    No Company has any obligation to provide life insurance, medical or health benefit coverage on or after retirement or other termination of employment to any individual other than continuation coverage as required by Section 4980B of the Code.

SECTION 3.11.            Properties; Assets.

(a)   Except as set forth on Schedule 3.11(a), taken together, the Companies have good and marketable title to all the tangible properties and assets reflected in the Interim Balance Sheet as being owned by one of the Companies or acquired after the date thereof that are material to the Companies’ business on a consolidated basis (except assets and properties sold or otherwise disposed of since the date thereof in the ordinary course of business) , free and clear of all Encumbrances except for Permitted Encumbrances.  The Companies’ tangible properties and assets are in a state of repair that is reasonably sufficient for the purposes for which they are used.  As of the date of this Agreement, the Companies do not lease (as lessee) any tangible personal property.  Except as set forth on Schedule 3.11(a), the Companies own all of the material tangible personal property located on the Leased Real Property and used by them in the operation of their business.

(b)   Schedule 3.11(b) sets forth the address of each leasehold or subleasehold estate and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Company (other than any leasehold for storage space that is not material to the business of the Companies and that is terminable upon 30 days’ (or less) notice) (the portion(s) thereof occupied by any Company being the “Leased Real Property”), and a list of all leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (each a “Lease”).  With respect to each Lease:  (i) no Company owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (ii) no Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (iii) there are no Encumbrances on the estate or interest created by such Lease other than Permitted Encumbrances.  Schedule 3.11(b) contains an accurate and complete list of all development agreements, redevelopment agreements, development and disposition agreements and similar agreements, and all amendments, modifications, supplements, waivers, renewals and extensions thereof to which a Company is a party or by which it is bound as of the date of this Agreement.  Complete and correct copies of the documents set forth on Schedule 3.11(b) have been made available to Purchaser by the Companies prior to the date of this Agreement.

(c)   No Company owns or has owned any real property.

(d)   The Companies have made available to Purchaser, (i) true and complete copies of all policies of title insurance previously issued with respect to the Leased Real Property, or any portion thereof, which are in the Companies’ possession, and (ii) true and complete copies of all boundary, land or ALTA surveys of the Leased Real Property, or any portion thereof, in the Companies’ possession.

(e)   Except to the extent disclosed on Schedule 2.3, execution of this Agreement and the consummation of the Transactions, do not and shall not (i) constitute a default or breach by any Company under any Lease, (ii) give rise to a right on the part of any lessor or sublessor or, to the Sellers’ Knowledge, any other person to purchase or to terminate any Lease, or to recapture all or any portion of the Leased Real Property, (iii) result in the termination or cancellation of any option to renew or extend the term of any Lease, or of any other right or option otherwise exercisable by the lessee or sublessee, as applicable, under any of the Leases or (iv) require any authorization, consent, approval, exemption or other action or notice, under any Lease.

(f)    Schedule 3.11(b) accurately and completely identifies, as of the date of this Agreement, with respect to each Lease, (i) to the Sellers’ Knowledge, the correct name of the current lessor and each superior lessor with respect to each Lease which is a sublease; (ii) to the Sellers’ Knowledge, the address or addresses at which such lessor is entitled to receipt of notices that must or may be delivered by a Company to such lessor under the corresponding Lease; (iii) the dates upon which the current terms of the Leases commenced and upon which it will expire not including any extension or termination rights set forth in the corresponding Lease; (iv) the period or periods of any remaining renewal or extended terms of the lease which any Company has the option to exercise; (v) the current base rent payable under each Lease, and any scheduled increases in such base rent during the remainder of the current term of each Lease; (vi) the manner in which any percentage rents payable during the current term of each Lease is determined; (vii) the amounts accrued by the Companies under each Lease for October, 2007 for passthroughs of common area maintenance costs payable to the lessor and, if applicable, property insurance premiums and/or real estate taxes to be paid directly by each Company under such Lease (in each case, based on estimates provided by the lessor in question); (viii) the unused or unapplied amount of any security deposit or letter of credit which such lessor holds in connection with the performance of each Company’s obligations under each Lease; and (ix) the name and the address of any guarantor of or other surety for any Company’s obligations under a Lease.

(g)   To the Sellers’ Knowledge, Schedule 3.11(b) accurately and completely identifies, as of the date of this Agreement, all other material instruments and agreements (i.e., other than the instruments and agreements identified on Schedule 3. 3.9) which are not recorded in the real property records and which relate to the Companies’ occupancy of the Leased Real Property, including any unrecorded parking agreements, advertising agreements, merchant association agreements, development agreements, redevelopment agreements, development and disposition agreements.  Complete and correct copies of each document set forth on Schedule 3.11(b) have been made available to Purchaser.

(h)   Except as disclosed on Schedule 3.11(h), no Company has received written notice of any proceeding either instituted, or planned to be instituted, respecting any taking, condemnation, action in eminent domain, or any voluntary conveyance in lieu thereof, of any part of the Leased Real Property, or any interest therein or right accruing thereto or use thereof and (ii) to the Sellers’ Knowledge, no taking or voluntary conveyance of all or part of any Leased Real Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Entity affecting the Leased Real Property or any portion thereof has been commenced, threatened or planned to be instituted with respect to all or any portion of any Leased Real Property.

(i)    Except as disclosed on Schedule 3.11(i), (i) no Company has received written notice from any (A) Governmental Entity that any of the Leased Real Property is in violation of any Occupational Safety and Health Law or any other Law, or (B) third party that the Leased Real Property is in violation of any reciprocal easement, development or similar agreement affecting such Real Property; and (ii) to Sellers’ Knowledge, no such violations described in clause (i) above exist.  The use being made of all Leased Real Property is in conformity in all material respects with the Laws pertaining to zoning and building and the related certificate of occupancy and/or such other permits, licenses, variances and certificates for such Leased Real Property and any other reciprocal easement, development or similar agreement, or restrictions, covenants or conditions affecting such Real Property.  All improvements on the Leased Real Property are (i) in a state of repair that is reasonably sufficient for the purposes for which they are used and (ii) in compliance in all material respects with all applicable Laws (including those pertaining to zoning and building).

(j)    No Person other than a Company has any possessory interest in any Leased Real Property.

(k)   All Leased Real Property has adequate rights of access to public ways to permit the Leased Real Property to be used for purposes of a motion picture theatre and is served by operating and reasonably adequate water, electric, telephone, sewer, and storm drain facilities and other utilities.  To the Sellers’ Knowledge, all reciprocal easement, development and similar agreements affecting any Leased Real Property are in full force and effect and no Company has asserted any default against the other parties thereto and has not received any written notice of any default thereunder.

(l)    No building or structure on any Leased Real Property or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any property owned by others, which violation or encroachment materially interferes with the use or could materially adversely affect the value of such building, structure or appurtenance and which violation or encroachment is necessary for the operation of the business at any Leased Real Property.

(m)  To Sellers’ Knowledge, each theatre located on the Leased Real Property has adequate available parking to meet legal requirements (after taking into account reciprocal easements and other easements on nearby or adjoining land).

(n)   Except as set forth on Schedule 3.9, 3.11(b) or 3.11(g), neither any Company, nor to the Sellers’ Knowledge, any other Person which is a party to or is bound by any reciprocal easement, development or similar agreement that is material to any Leased Real Property, or is presently in default of breach in any material respect of any obligation under any such reciprocal easement, development or similar agreement.

SECTION 3.12.            Employees; Labor Relations.

(a)   Schedule 3.12(a) lists (i) each current employee of any Company who received from the Companies during the year ended on the date of the Interim Balance Sheet wages and/or cash bonuses in excess of $50,000 in the aggregate and (ii) the amount of such compensation.

(b)   No Company is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other collective bargaining representative of any of the employees of any Company.  Except as set forth on Schedule 3.12(b), (i) each Company is in compliance with all Laws relating to the employment or the workplace, including provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions, except for such noncompliance that in the aggregate is not reasonably likely to have a Company Material Adverse Effect; (ii) there has not been, there is not presently pending or existing, and to the

Sellers’ Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving any Company; (iii) to the Sellers’ Knowledge, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute by employees of any Company; (iv)  other than as set forth on Schedule 3.5, there is not pending or, to the Sellers’ Knowledge, threatened against or affecting any Company any proceeding relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Entity, and to Sellers’ Knowledge, there is no organizational activity or other labor dispute involving employees of any Company; (v) there is no lockout of any employees by any Company, and no such action is contemplated by any Company; and (viii) to the Sellers’ Knowledge, there has been no pending charge of discrimination filed against or threatened against any Company with the Equal Employment Opportunity Commission or similar Governmental Entity.

SECTION 3.13.            Environmental Matters.

(a)   Except as set forth on Schedule 3.13(a), the Companies have complied in all material respects with applicable Environmental Laws.

(b)   (i) Except as set forth on Schedule 3.13(b)(i), the Companies have not received any written notices from any Governmental Entity or any other Person alleging the violation of any Environmental Law or any liability or potential responsibility under any Environmental Law, other than notice of any such matter that has been resolved, and to the Sellers’ Knowledge, no action, investigation, complaint, suit or proceeding is threatened against the Companies under any Environmental Law; and (ii) except as set forth on Schedule 3.13(b)(ii), there are no facts, circumstances, or conditions existing, initiated or occurring prior to Closing, which have or will result in liability to any Company or any Seller under Environmental Law.

(c)   Except as set forth on Schedule 3.13(c), the Companies are not the subject of any Order arising under any Environmental Law.

(d)   Except as set forth on Schedule 3.13(d), the Companies have not generated, managed, stored, transported, treated, Released, emitted, discharged or disposed of any Hazardous Substance except as would not reasonably be expected to give rise to any material liability under Environmental Laws.

(e)   A list of all Permits issued to the Companies pursuant to Environmental Laws is set forth on Schedule 3.13(e)(i), and such Permits will not be adversely affected by the consummation of the Transactions, except as set forth on Schedule 3.19(e)(ii).

(f)    Except as set forth on Schedule 3.13(f)(i), (i) no Company has (A) manufactured, treated, stored, disposed of, arranged for or permitted the treatment or disposal of, transported, handled or Released, or permitted persons to be exposed to, any Hazardous Substance, noise, odor or radiation, or (B) owned or operated any property or facility, in a manner that has given or will give rise to material liabilities under Environmental Law; and (ii) except as set forth on Schedule 3.13(f)(ii) and cleaning supplies maintained in the ordinary course of business and in compliance with applicable Laws, there are no Hazardous Substances present at, and no

Hazardous Substances have been Released at, on, under or from, any facility or property leased or operated by any Company, or any of their respective predecessors or Affiliates.

(g)   Except as set forth on Schedule 3.13(g), no Company has installed, used, removed or remediated, and none of the following are present, at any Leased Real Property: (i) underground improvements, including treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Substances; (ii) any dump or landfill or other unit for the treatment or disposal of Hazardous Substances; (iii) filled in land or wetlands; (iv) PCBs; (v) toxic mold; (vi) lead-based paint; or (vii) asbestos-containing materials.

(h)   Sellers have made available to Purchaser accurate and complete copies of all environmental assessments, reports, audits and other documents in their or the Companies’ possession or under their or the Companies’ control that relate to the Companies’ compliance with Environmental Laws or the environmental condition of any real property that the Companies currently or formerly have owned, operated, or leased.

(i)    Notwithstanding any other provision of this Agreement other than Sections 3.3 (Financial Statements; Indebtedness), 3.4 (Absence of Certain Changes or Events), 3.9 (Material Contracts), 3.11(b)(iii) and 3.11(c) (Properties; Assets), and 3.14 (Insurance), this Section 3.13 constitutes the sole representations and warranties of Sellers with respect to any matters covered by representations and warranties in this Section.

SECTION 3.14.            Insurance.

(a)   Schedule 3.14(a) contains a list of all material policies of title, property, fire, casualty, liability, life, workmen’s compensation, and other forms of insurance in force at the date thereof with respect to the Companies.

(b)   Except as set forth in Schedule 3.14(b): (i) all policies of insurance listed on Schedule 3.14(a) are valid and outstanding; (ii) the policies of insurance to which any Company is a party or that provide coverage to any Company, taken together, are sufficient for compliance in all material respects with all Laws applicable to the Companies, and the provisions of Material Contracts, relating to insurance coverage; (iii) as to any matter that is pending, no Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights (other than any matter described on Schedule 3.5) or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer under any policy of insurance is not willing or able to perform its obligations thereunder; (iv) the Companies have paid all premiums due, and have otherwise performed all in all material respects their obligations, under each policy of insurance to which they are party, and (v) the Companies have given notice to the insurer of all claims of which a Company has knowledge that may be insured thereby.  Schedule 3.14(b) describes any self-insurance arrangements maintained by the Companies, other than retention amounts under insurance policies.

SECTION 3.15.            Affiliate Transactions.

Except as set forth on Schedule 3.15, there are no liabilities or obligations between any Company, on the one hand, and any current or former officer, director, 5% or greater stockholder or Affiliate of any Seller or any Affiliate of any such officer, director, 5% or greater stockholder (other than another Company), on the other hand, other than as set forth in an employment contract with any such person.  The Companies do not provide or cause to be provided any assets, services or facilities to any such current or former officer, director, stockholder or Affiliate.

SECTION 3.16.            Brokers.

Other than UBS Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Seller, any Company or any of their Affiliates.

SECTION 3.17.            Notes and Accounts Receivable.

All notes and accounts receivable of the Companies as of the Closing Date will be valid receivables subject to no setoffs or counterclaims except as reflected in any related reserve that will be part of the Closing Working Capital used to compute the Final Purchase Price, and will be collectible in accordance with their terms at their recorded amounts, subject only to such reserve.

SECTION 3.18.            Powers of Attorney.

There are no outstanding powers of attorney granted by any Company in favor of any third-party attorney-in-fact, except as shall have been terminated or revoked by such Company prior to the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

SECTION 4.1.              Organization and Qualification.

Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee, and is qualified to do business as a foreign entity in those jurisdictions in which it is required to be so qualified in order for it to be able to perform its obligations under this Agreement.

SECTION 4.2.              Authority.

Purchaser has the necessary corporate power and authority to enter into this Agreement and each Related Agreement to which it is or will become a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

The execution and delivery of this Agreement and each Related Agreement to which it is or will become a party by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and each Related Agreement to which it is or will become a party or to consummate the transactions contemplated hereby and thereby.  This Agreement and each Related Agreement to which it is or will become a party has been, or will be, duly executed and delivered by Purchaser and, assuming its due authorization, execution and delivery by Sellers, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

SECTION 4.3.              No Conflict; Required Filings and Consents.

(a)   The execution and delivery of this Agreement and each Related Agreement to which it is or will become a party by Purchaser do not, and the performance by Purchaser of its obligations under this Agreement will not, subject to compliance with the requirements described in Section 4.3(b): (i) conflict with or, result in a breach of, constitute a default under, or violate the articles of incorporation or bylaws of Purchaser, (ii) require any authorization, consent, approval, exemption or other action or notice under the provisions of Purchaser’s articles of incorporation or bylaws, (iii) conflict with or violate any Law applicable to Purchaser or by which any of its properties is bound, or (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a breach or a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, Lease or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound, except, in the case of clauses (iii) and (iv) above for any such conflicts, violations, breaches, defaults, accelerations or occurrences that would not reasonably be expected to prevent the consummation of the Transactions or delay same in any material respect or otherwise reasonably be expected to prevent Purchaser from performing its obligations under this Agreement or any such Related Agreement.

(b)   The execution and delivery of this Agreement and each Related Agreement to which it is or will become a party by Purchaser does not, and the performance of this Agreement and such Related Agreements by Purchaser shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the HSR Act and state blue sky Laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate would not reasonably be expected to prevent the consummation of the Transactions or delay the same in any material respect or otherwise reasonably be expected to prevent Purchaser from performing its obligations under this Agreement or any such Related Agreement.

SECTION 4.4.              Absence of Litigation.

There are (i) no actions, suits, investigations, or proceedings pending or, to Purchaser’s knowledge, threatened by or against Purchaser or any of its properties or assets before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (ii) no unsatisfied judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Purchaser that would reasonably be expected to prevent the consummation of the transactions contemplated hereby or delay the same in any material respect or otherwise reasonably be expected to prevent Purchaser from performing its obligations under this Agreement and each Related Agreement to which it is or will become a party.

SECTION 4.5.              Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

SECTION 4.6.              Financial Ability.

As of the date of this Agreement, Purchaser has, and on the Closing Date, Purchaser will have, cash on hand and/or funds readily available to it from committed financing sources (without the satisfaction of any condition not set forth in Section 7.1 or 7.2) that will enable Purchaser to fulfill all of its obligations under this Agreement to be performed by it at or after the Closing.

SECTION 4.7.              Disclaimer of Other Representations and Warranties.

PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE II AND ARTICLE III OR IN THE RELATED AGREEMENTS, NEITHER ANY SELLER NOR ANY SELLER’S AFFILIATES OR REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF THE OPTIONS, THE EQUITY SECURITIES OF THE COMPANIES, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES, BUSINESSES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.  PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN ARTICLE II AND ARTICLE III, PURCHASER IS ACQUIRING THE OPTIONS AND THE PARTNERSHIP INTERESTS ON AN “AS IS, WHERE IS” BASIS.

ARTICLE V

COVENANTS

SECTION 5.1.              Affirmative Covenants of Sellers.

Sellers hereby covenant and agree that, prior to the Closing, except as set forth on Schedule 5 or as otherwise expressly contemplated by this Agreement or consented to in writing by Purchaser (which consent Purchaser will not unreasonably withhold, delay or condition), Sellers shall cause each Company to (i) operate its business in the usual and ordinary course consistent with past practices; (ii) use commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights, retain the services of its respective principal officers and key employees and maintain its relationship with its respective principal customers and suppliers, landlords, creditors, employees, agents and others having business relationships with it; (iii) use its commercially reasonable efforts to maintain and keep its tangible properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and replace any material item of equipment that shall be worn out, broken, lost, stolen or destroyed, to the extent such equipment would have been replaced in the ordinary course or business consistent with past practices; (iv) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it; (v) as Purchaser may reasonably request from time to time, confer with Purchaser concerning the status of such Company’s business, operations and finances (so long as the same does not unreasonably interfere with the conduct of Sellers’ and the Companies’ respective businesses); (vi) provide Purchaser copies of theatre renovation or construction plans and any material change orders related to the Leased Real Property under construction or renovation and any material changes to such plans; (vii) use commercially reasonable efforts to keep in full force and effect, without amendment, all material rights relating to such Company’s business; (ix) use commercially reasonable efforts to comply with all Laws and contractual obligations applicable to the operations of such Company’s business; (x) deliver to Purchaser within 30 days after the end of each month and within 45 days after the end of each fiscal quarter an unaudited consolidated balance sheet of the Companies as of the end of such month or quarter, and the related consolidated statements of income and cash flow of the Companies for such month or quarter, prepared as described in the second sentence of Section 3.3(a); (xi) maintain all books and records of such Company relating to such Company’s business in all material respects in the ordinary course of business; and (xii) not terminate the employment of any individual identified on the attached Schedule 5.1, other than for cause (as reasonably determined by Parent).

SECTION 5.2.              Restrictive Covenants of Sellers.

Except as expressly contemplated by this Agreement or as set forth on Schedule 5 or otherwise consented to in writing by Purchaser (which consent Purchaser will not unreasonably withhold, condition or delay), from the date hereof until the Closing, Sellers shall cause each Company to operate in the ordinary course of business and specifically not to do any of the following:

(a)   (i) increase the compensation payable to or to become payable to any of its directors, officers or employees except for increases in salary, wages, bonuses or commissions payable or to become payable pursuant to existing contracts or increases payable or to become payable in the ordinary course of business; (ii) grant any severance or termination pay (other than pursuant to existing severance agreements and arrangements or policies or in the ordinary course of business) to, or enter into any new employment (other than the hiring of at-will employees in the ordinary course of business) or severance agreement with, any of its directors, officers or employees; (iii) adopt any new employee benefit plan, benefit arrangement or other pension, profit sharing, deferred compensation or similar policy, except as may be required by applicable Law; or (iv) enter into any collective bargaining agreement;

(b)   (i) redeem, repurchase or otherwise reacquire any of its Equity Securities; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its Equity Securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, any of its Equity Securities;

(c)   issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any of its Equity Securities (including shares held in treasury);

(d)   acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than the acquisition of assets in the ordinary course of business;

(e)   sell, lease, exchange, transfer, license, mortgage, pledge or impose a security interest on or otherwise dispose of, or agree to sell, lease, exchange, transfer, license, mortgage, pledge or impose a security interest on or otherwise dispose of any of its material assets; provided that the foregoing shall not be deemed to restrict the sale, lease, exchange, transfer, license or other disposition of assets with value in the aggregate of $250,000 or less, or the sale, use or other disposition of inventories or dispositions of obsolete or replaced property in the ordinary course of business;

(f)    adopt any amendments to its organizational documents;

(g)   (i) change any of its methods of accounting in effect at the date of the Interim Balance Sheet; or (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $100,000), or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable year ending on December 31, 2006, except, in the case of clause (i) or clause (ii), as may be required by Law or GAAP;

(h)   enter into, or become obligated under, any individual contract, lease, agreement, arrangement or commitment involving consideration in excess of $250,000 at any time or during any year, or terminate or otherwise change, amend or modify in any material respect, or terminate or cancel, any Material Contract or Lease;

(i)    directly or indirectly enter into any transaction, agreement or arrangement with any of such Company’s members, managers, partners, directors, officers or employees or any of their respective Affiliates, except (A) in connection with the Transactions, (B) with any other Company, or (C) with any employee of any Company in the ordinary course of business;

(j)    cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, such Company), except for cancellations made or waivers granted in the ordinary course of business;

(k)   make any loan or advance to any Person; or

(l)    agree in writing or otherwise to do any of the foregoing.

SECTION 5.3.              Tax Matters

(a)   Cooperation on Tax Matters.  Purchaser and Sellers shall cooperate fully and assist each other (and cause their respective Affiliates to assist), as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns of the Companies and any audit, litigation or other proceeding or disputes with taxing authorities with respect to any Tax Returns or Taxes of the Companies.  Such cooperation shall include the retention and (upon the other party’s request and at the other Party’s expense) the provision of all relevant books, records and information relating to Tax Returns or Taxes of the Companies and reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Companies, Sellers and Purchaser shall retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until thirty days following the expiration of the applicable Tax statute of limitations (including any extension thereof) (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; provided, however, that in the event a proceeding has been instituted prior to the expiration of the applicable statute of limitations for which the information may be requested, the information will be retained until there is a final determination with respect to such proceeding.

(b)   Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving the Companies shall be terminated as of the Closing Date and, after the Closing Date, no such party shall be bound thereby or have any liability thereunder.

(c)   754 Election.  The Partnership shall make, and shall cause the Companies to make, an election under Section 754 of the Code in connection with the filing of the Companies’ federal income Tax Return for the taxable period ending on the Closing Date.

(d)   Preparation of Returns.  The Sellers shall be responsible for preparing and filing all income, sales and use Tax Returns for the Companies for all Tax periods ending on or prior to the Closing Date.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1.              Access and Information.

(a)   From the date hereof to the Closing, Sellers shall, and shall cause each Company to, afford to Purchaser and its officers, employees, accountants, consultants, legal counsel, financing sources and other representatives, upon reasonable prior notice, reasonable access during normal business hours to (i) the management and key employees of the Companies and (ii) the business, properties, contracts and records of the Companies and all information concerning any of the foregoing and employees of the Companies as Purchaser may reasonably request to conduct such examination and investigation of the business and business assets as is reasonably necessary for the purpose of consummating the transactions contemplated by this Agreement, including using reasonable efforts to permit Purchaser to conduct any reasonable environmental investigations at the Leased Real Property; provided that that:  (x) such examination and investigation shall be conducted at times and in a manner that does not unreasonably interfere with the operation of the Companies’ respective businesses, and (y) if any such examination or investigation results in damage to or alteration of any land or other premises, Purchaser (at Purchaser’s expense) shall restore the same to substantially the condition as existed prior to such examination or investigation.

(b)   Until the fifth anniversary of the Closing, Purchaser shall permit Sellers and their Affiliates and representatives (collectively, the “Seller Parties”) to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Purchaser, to the books, records and personnel relating to the business of the Companies, to the extent that such access may be reasonably required in connection with (i) the preparation of any Seller’s Tax returns or with any audit thereof, (ii) any Seller Party’s financial reporting related to the operations of the Companies prior to the Closing, or (iii) any suit, claim, action, proceeding, investigation or regulatory filing relating to the operation of the business of the Companies prior to the Closing; provided that any such Seller Parties shall reimburse Purchaser promptly for all reasonable out-of-pocket costs and expenses incurred by Purchaser in connection with any such request.  Purchaser shall attempt in good faith to maintain such books and records in an easily accessible format and at accessible locations.

(c)   Following the Closing, Purchaser shall, and shall cause its and its Affiliates’ employees to, at any Seller’s reasonable request, cooperate with Sellers as may be reasonably required in connection with the investigation and defense of any suit, claim, action, proceeding or investigation relating to the business of the Companies that is brought against any Seller or any of their Affiliates at any time after the Closing; provided that Sellers shall reimburse Purchaser for all reasonable out-of-pocket costs and expenses incurred by Purchaser in connection with any such request.

SECTION 6.2.              Confidentiality.

Purchaser acknowledges and agrees that all information received from or on behalf of any Seller or any of the Companies in connection with the Transactions shall be deemed received pursuant to the confidentiality agreement, dated as of June 8, 2007, between Consolidated Theatres, LLC and Regal Entertainment Group (the “Confidentiality Agreement”) and Purchaser shall, and shall cause its officers, directors, employees, Affiliates, financial advisors and agents, to comply with the provisions of the Confidentiality Agreement with respect to such information and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

SECTION 6.3.              Further Action; Efforts Regarding Closing.

(a)   Each party shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary or advisable under applicable Laws (including the HSR Act) to consummate and make effective the Transactions and to cause the conditions to the Transactions set forth in Section 7.1 to be satisfied, including: (i) obtaining all necessary actions or nonactions, consents and approvals from Governmental Entities or other Persons that are necessary in connection with the consummation of the Transactions; (ii) making all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Entity or other Person that is necessary in connection with the consummation of the Transactions; (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, that challenge this Agreement or the consummation of the Transactions in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining Order entered by any court or other Governmental Entity vacated or reversed; (iv) executing and delivering any additional instruments necessary to consummate the Transactions in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement; and (v) obtaining necessary approvals under any Law or Contract that may be required in connection with any Divestiture.

(b)   Each of Sellers and Purchaser undertakes and agrees to file or cause to be filed within ten (10) Business Days after the date of this Agreement a Notification and Report Form with respect to the Transactions under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”).  Purchaser shall be responsible for all filing fees under the HSR Act and shall promptly reimburse Sellers and their Affiliates for any and all such filing fees.  Each party shall request an accelerated review from any Governmental Entity in connection with such filings.  Each party shall respond as promptly as practicable to any inquiries from the FTC, the Antitrust Division or any Governmental Entity Laws for additional information or documentation and to all inquiries and requests from any Governmental Entity.  Each party will consult with counsel for the other party as to, and will permit such counsel to participate in, any litigation referred to in Section 6.3(a).  Each party will (i) promptly notify the other parties of any written communication to that party from any Governmental Entity and permit the outside counsel for the other parties to review in advance any proposed written communication to any such Governmental Entity, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless it consults with the outside counsel for the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend the same, and (iii) furnish the outside counsel of the other parties with copies of all correspondence, filings and written communications with any Governmental Entity with respect to this Agreement.

(c)   Purchaser agrees to take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Law that may be required by any Governmental Entity of competent jurisdiction, so as to enable the parties to close the Transactions expeditiously, but in no case later than the Termination Date, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, any Divestiture(s) or licenses of such assets or businesses as may be required in order to obtain the expiration of the HSR waiting period, or avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions.  Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement will require Purchaser to take any action, including entering into any consent decree, hold separate orders or other arrangements, that requires the Divestiture of any assets that, in the aggregate, accounted for greater than $3,500,000 in Theatre Level Cash Flow during the trailing twelve fiscal months of the entity or entities in question ended nearest to September 30, 2007.

(d)   Each of Sellers and Purchaser shall give (or shall cause their respective Affiliates to give) any notices to other Persons, and shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third-party consents not covered by Sections 6.3(a) through 6.3(c), that are necessary, proper or advisable to consummate the Transactions and to cause the conditions to the Transactions set forth in Sections 7.2 and 7.3 to be satisfied.  Each of the parties hereto will furnish to the others such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between any party and any Governmental Entity with respect to this Agreement.  The parties shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all information relating to the other and each of their respective Subsidiaries and Affiliates that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions.  The parties and their respective representatives shall have the right to participate, to the extent reasonably practicable, in any meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or any of the Transactions.

(e)   All sales and transfer taxes, recording charges and similar taxes, fees or charges imposed as a result of the sale and transfer of the Options and the Partnership Interests to Purchaser (collectively, the “Transfer Taxes”) together with any interest, penalties or additions to such Transfer Taxes shall be paid one-half by Sellers and one-half by Purchaser.  Sellers and Purchaser shall cooperate in timely making all filings, returns, reports and forms necessary or appropriate to comply with the provisions of all applicable laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such laws, the amount of any such Transfer Taxes payable in connection therewith.

(f)            Prior to the Closing, Sellers will not, and will cause each of its Subsidiaries and its and their respective Affiliates, officers, directors and employees to not, directly or indirectly (i) solicit, initiate or encourage any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) continue or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

SECTION 6.4.                                          Public Announcements.

Prior to the Closing, Purchaser and Sellers shall consult with each other prior to issuing any press release or otherwise making any public statements with respect to the Transactions and neither party shall issue any such press release or make any such public statement without the other party’s written approval, except as may be required by Law, in which case the other party shall be advised and the parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued to the extent practicable.

SECTION 6.5.                                          Employee Matters.

Purchaser shall be responsible for all obligations arising under or pursuant to COBRA for all “M & A qualified beneficiaries” as defined under Treas. Reg. §54.4980B-9, and Purchaser agrees that the employees of Consolidated Theatres Management, LLC as of the Closing Date (and the COBRA-eligible former employees of Consolidated Theatres Management, LLC as of the Closing Date) shall be considered such “M&A qualified beneficiaries” regardless of whether they technically satisfy the definition of “M&A qualified beneficiary” set forth in Treas. Reg. Sec. 54.4980B-9.  For the avoidance of doubt, it is understood that any “M&A qualified beneficiary” who elects to receive COBRA coverage from Purchaser must pay (or have paid on his or her behalf) the COBRA premium amount in order to obtain such coverage. Nothing in this Agreement shall be construed to limit the ability of Purchaser, or any Company to terminate the employment of any employee of any Company at any time and for any or no reason on or after the Closing.  No provision of this Section 6.5 shall create any third party beneficiary rights in any Person, including any employee or former employee of any Company or any beneficiary or dependent of any such employee or former employee.  In addition, nothing contained in this Agreement, express or implied:  (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit the ability of Purchaser, the Companies, or any of their Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iii) is intended to confer upon any current or former employee of any Company or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

SECTION 6.6.                                          Labor Matters; WARN.

(a)          Purchaser shall not, and shall cause the Companies not to, at any time prior to the 61st day following the Closing Date, without fully complying with the notice and other requirements of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Companies, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment of the Companies.

(b)         If Purchaser takes any action within 180 days after the Closing Date that independently, or in connection with any reduction in the size of the Companies’ work force occurring within the ninety day period prior to the Closing Date, could be construed as a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, Purchaser shall be solely responsible for providing any notice required by the WARN Act and for making payments, if any, and paying all penalties and costs, if any, that may result from any failure to provide such notice.

SECTION 6.7.                                          Information, Etc.

Purchaser acknowledges and agrees that neither any Seller nor any Affiliate or representative of any Seller has made any representation or warranty, expressed or implied, as to any Company or as to the accuracy or completeness of any information regarding any Company furnished or made available to Purchaser and its representatives, except as expressly set forth in Articles II and III, or any Related Agreement, and Sellers shall not have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of or reliance on, any such information or any information, documents or material made available to Purchaser in any data room, presentations or in any other form (including the Confidential Information Memorandum dated Summer 2007 prepared by “UBS Investment Bank” concerning the Companies) in expectation of, or in connection with, the transactions contemplated hereby.

SECTION 6.8.                                          Notification.

(a)  Between the date of this Agreement and the Closing Date, Sellers shall notify Purchaser in writing if Sellers acquire Knowledge of any fact or condition that causes or constitutes a breach of any of Sellers’ representations and warranties as of the date of this Agreement, or if Sellers acquire Knowledge of the occurrence of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in Sellers’ Schedules (or the addition of one or more schedules to describe one or more exceptions to the representations and warranties set forth in Articles II and III) if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, Sellers shall promptly deliver to Purchaser a supplement to the Schedules specifying such change(s).

(b) If matters disclosed in a notification or supplement delivered pursuant to Section 6.8(a) (and in any other notification(s) or supplement(s) theretofore delivered pursuant to Section 6.8(a)) could reasonably be expected to result in Damages (including for the purposes of this Section 6.8(b), consequential damages, lost profits, indirect damages, punitive damages and exemplary damages) in an aggregate amount that exceeds $12,000,000 (and Sellers so state in writing when they deliver such notification or supplement and include a written description in reasonable detail of Sellers’ basis for such determination), then Purchaser shall have the right to terminate this Agreement by giving written notice to that effect to Sellers not later than the tenth (10th) Business Day after the delivery of such notification or supplement (and, if necessary, the Closing will be postponed to such tenth (10th) Business Day); provided that if Purchaser has the right to, but does not, so elect to terminate this Agreement within such ten (10) Business Day period and subsequently Sellers deliver to Purchaser one or more additional notifications or supplements pursuant to Section 6.8(a), then Purchaser shall have the right to terminate this Agreement within ten (10) Business Days after the delivery of each such additional notification or supplement.

(c) If matters disclosed in a notification or supplement delivered pursuant to Section 6.8(a) (and in any other notification(s) or supplement(s) theretofore delivered pursuant to Section 6.8(a)) could reasonably be expected to result in Damages (including for the purposes of this Section 6.8(c), consequential damages, lost profits, indirect damages, punitive damages and exemplary damages, but excluding for purposes of this Section 6.8(c) all such extent actual or anticipated Damages to the extent they arise out of or are anticipated to arise out of acts or omissions of any Seller or the Partnership that are material violations or breaches of any covenant or agreement set forth in this Agreement) in an aggregate amount that exceeds $21,000,000 (and Sellers so state in writing when they deliver such notification or supplement and include a written description in reasonable detail of Sellers’ basis for such determination), then Sellers shall have the right to terminate this Agreement by giving written notice to that effect to Purchaser not later than the tenth (10th) Business Day after the delivery of such notification or supplement; provided that if Sellers have the right to, but do not, so elect not to terminate this Agreement within such ten (10) Business Day period and subsequently Sellers deliver to Purchaser one or more additional notifications or supplements pursuant to Section 6.8(a), then Sellers shall have the right to terminate this Agreement within ten (10) Business Days after the delivery of each such additional notification or supplement.

(d)  Whether or not Purchaser has the right to terminate this Agreement pursuant to Section 6.8(b), then the delivery of such notification(s) or supplement(s) shall not be deemed to amend or supplement Seller’s Schedules for purposes of Article VIII or prevent or cure any such breach for purposes of Article VIII or otherwise affect any rights of Purchaser under Article VIII (except as provided in the proviso in the first sentence of Section 8.1(c)).  If Purchaser does not have the right to terminate this Agreement pursuant to Section 6.8(b), then the delivery of such notification(s) and supplement(s) shall not be deemed to amend or supplement Seller’s Schedules for purposes of Articles VII and IX or prevent or cure any breach for purposes of such Articles or otherwise affect any rights of Purchaser under Articles VII and IX.

(e) If Purchaser has the right to terminate this Agreement pursuant to Section 6.8(b) following the delivery of any notification or supplement pursuant to Section 6.8(a) and does not do so within the ten (10) Business Day period referred to therein, then all such disclosures included in such notification or supplement or any other notification or supplement delivered pursuant to Section 6.8(a) delivered to Purchaser prior to the first day of such ten (10) Business Day period shall be deemed accepted by Purchaser (other than for purposes of Article VIII), the condition to Closing set forth in Section 7.2(a) shall be deemed waived with respect to the matters so disclosed in any such notification or supplement, and the disclosure relative to Sellers’ representations and warranties shall be deemed modified or supplemented as indicated in all such notifications and supplements for purposes of Article IX.

(f)  In addition to the foregoing, between the date of this Agreement and the Closing Date, Sellers shall promptly notify Purchaser of the occurrence of any breach of any covenant of Sellers or the Companies in Article V or this Article VI of the occurrence of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely.

SECTION 6.9.                                          Contacts with Suppliers, Customers and Other Parties.

Without the prior written consent of Sellers, which shall not be unreasonably withheld or delayed, prior to the Closing, Purchaser shall not, and shall cause its Affiliates and representatives not to, contact any suppliers or independent contractors to, or customers of or any of the Companies, any employees of any of the Companies, counterparties to any management agreement or other contract to which any Company is a party, or any Governmental Entity (other than in connection with any filings made under the HSR Act or in connection with other consents, approvals or waivers required to be obtained by Purchaser from Governmental Entities in connection with the transactions contemplated hereby or as required by applicable Law) in connection with or pertaining to the transactions contemplated by this Agreement.

SECTION 6.10.                                   Kingstowne Litigation.

If the Kingstowne Litigation has not been resolved in its entirety by one or more Final Judgments as of the Adjustment Time, then Parent shall use reasonable efforts to cause the Companies to assign, prior to the Closing, all of the Companies’ right, title and interest in and with respect to the Kingstowne Litigation to Parent or Parent’s designee (other than the Companies), without any consideration to the Companies.  In the event that the Companies are prohibited from assigning the Kingstowne Litigation to Parent or its designee prior to the Closing, or Parent reasonably concludes that such an assignment could adversely affect the validity or value of such claim, then from and after the Closing, Purchaser shall cause the Companies to use commercially reasonable efforts to pursue the claims that are the subject of the Kingstowne Litigation, including by means of an appeal of any judgment rendered in connection therewith, and to collect any amount that becomes payable to any Company in respect of such claims.  In such event, at any Seller’s written request, Purchaser shall permit Sellers to conduct the pursuit of such claims (including the settlement or other compromise and/or the collection of any such amount) on behalf of the Companies using legal counsel selected by Sellers that is reasonably acceptable to Purchaser, and will cause the Companies to cooperate with Sellers in the pursuit of such claims and the collection of any such amount as any Seller may reasonably request.  In the event that Sellers elect to conduct the pursuit of such claims and/or the collection of any such amount:

(a)          Purchaser shall not, and shall not cause or permit any Company to, settle or otherwise comprise any such claim (including by consenting to the entry of any judgment) without Parent’s prior written consent;

(b)         Sellers will (i) reimburse Purchaser for any out-of-pocket expenses incurred by any Company in connection with the pursuit of such claims and/or the collection of any such amount that becomes payable to any Company, within five (5) Business Days after such entity’s payment thereof and notice to Sellers and (ii) pay to Purchaser reasonable compensation for man-hours expended in the pursuit of such claims; and

(c)          Purchaser will cause the Companies to pay over to Sellers any amount delivered to the Companies in respect of such claims, within five (5) Business Days after such entity’s receipt thereof.

Without limiting the foregoing, if an assignment of the type described in the first sentence of this Section 6.10 does not occur at or prior to the Closing, then after the Closing, at Parent’s expense, Purchaser will take such actions as Parent may reasonably request to effectuate such an assignment.

SECTION 6.11.                                   Landlord Approvals, Estoppels; SNDAs; Memoranda of Leases.

(a)          With respect to each Lease for which a Landlord Approval is required, Sellers shall promptly after the date of this Agreement request that the lessor thereunder grant such Landlord Approval.  In connection with such request, Purchaser shall furnish to such landlord all materials required by the related Lease as a condition to or in connection with such a request, and such other information as such landlord may reasonably request from time to time.  Purchaser and Sellers shall use reasonable best efforts to promptly obtain each Landlord Approval.  Within five (5) calendar days of receipt of any Landlord Approval executed by any such lessor, Sellers shall deliver a true and complete copy thereof to Purchaser.

(b)         With respect to each Lease, Sellers shall promptly after the date of this Agreement request that the lessor thereunder execute an estoppel (a “Lessor Estoppel”) in the form of Exhibit C attached hereto.  Sellers and Purchaser shall use reasonable best efforts to promptly obtain such a Lessor Estoppel from each such lessor.  Sellers and Purchaser shall make such modifications to the forms attached hereto as Exhibit C as such lessors shall reasonably request.  Within five (5) calendar days of receipt of any Lessor Estoppel executed by any such lessor, Sellers shall deliver a true and complete copy thereof to Purchaser.

(c)          With respect to each Lease which is a sublease, Sellers shall promptly after the date of this Agreement request that each superior lessor execute a commercially reasonable non-disturbance agreement in form and substance reasonably requested by Purchaser.  Sellers and Purchaser shall use reasonable best efforts to promptly obtain such a non-disturbance agreement, and in form and substance reasonably satisfactory to Purchaser; provided that Sellers shall have no such obligation with respect to any superior lessor that has previously executed such a commercially reasonable non-disturbance agreement in form and substance reasonably acceptable to Purchaser.

(d)         With respect to each Lease which is, or may be, subordinate to a mortgage or deed of trust executed by the lessor, or by a superior lessor, Sellers shall promptly after the date of this Agreement request that the mortgagee or beneficiary of each such deed of trust execute a non-disturbance agreement in form and substance reasonably requested by Purchaser.  Sellers and

Purchaser shall use reasonable best efforts to promptly obtain such a non-disturbance agreement; provided that Sellers shall have no such obligation with respect to any mortgagee or beneficiary that has previously executed such a non-disturbance agreement in form and substance reasonably satisfactory to Purchaser.

(e)          With respect to each Lease for which a memorandum of lease is not recorded in the official real property records in which the Leased Real Property is located, Sellers shall promptly after the date of this Agreement request that the lessor thereunder execute a memorandum of lease in form and substance reasonably requested by Purchaser.  Sellers and Purchaser shall use reasonable best efforts to promptly obtain such memoranda of lease, duly executed and acknowledged by such lessor and otherwise in recordable form.  Within five (5) calendar days of receipt by Sellers of any such memorandum executed by any such lessor, Sellers shall deliver a true and complete copy thereof to Purchaser.

(f)            Purchaser may refuse to approve a lessor consent or estoppel on any reasonable grounds.  Purchaser shall use reasonable best efforts to obtain releases of all guaranties of any Company’s obligations given by any Person under any Lease, including furnishing any guaranties, additional deposits, letters of credit or other security for performance of the lessee’s obligations under any of the Leases that any landlord may reasonably request.

(g)         Notwithstanding anything set forth in any estoppel, consent, non-disturbance agreement or other memorandum which is executed or delivered pursuant to this Section 6.11, as between Purchaser and Sellers, this Agreement shall govern the rights, interests, obligations and liabilities under and with respect to the Leases.

SECTION 6.12.                                   Non-Competition Agreement Amendment.

Prior to the Closing, Sellers shall use their reasonable best efforts to cause Section 7(a) of the Executive Employment Agreement dated as of November 1, 2003 between Consolidated Theatres Management, L.L.C. and E. Casey Brock II (the “Brock Employment Agreement”) to be amended to delete the proviso to the second sentence thereof.

SECTION 6.13.                                   ABRY Indemnification Letter.

Prior to the Closing, Sellers shall obtain the agreement of ABRY Partners, LLC or an affiliate thereof reasonably acceptable to Purchaser (“ABRY”) to execute and deliver at Closing an indemnification letter for the benefit of Purchaser substantially in the form of Exhibit D attached hereto (the “ABRY Indemnification Letter”).

ARTICLE VII

CLOSING CONDITIONS

SECTION 7.1.                                          Conditions to Obligations of Purchaser and Sellers.

The respective obligations of Purchaser and Sellers to effect the Transactions at the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions,

any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a)          No Order.  No Governmental Entity or federal or state court of competent jurisdiction shall have pending or have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case that is in effect and that prevents or prohibits consummation of the Transactions or would cause any material liability to be imposed on Purchaser or any Seller if the Transactions were consummated.

(b)         HSR Act.  Any waiting period and any extensions thereof under the HSR Act shall have expired or been terminated.

SECTION 7.2.                                          Additional Conditions to Obligations of Purchaser.

The obligations of Purchaser to effect the Transactions are also subject to the following conditions, any or all of which may be waived, in whole or in part, by Purchaser to the extent permitted by applicable Law:

(a)          Representations and Warranties of Sellers.  Taken together, the representations and warranties of Sellers set forth in Article II and Article III (disregarding, for purposes of this Section 7.2(a), all materiality qualifications therein) shall be true and correct as of the Closing (or, if made as of a specified date, then as of such specified date), in each case except in such respects as, taken as a whole, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)         Agreements and Covenants of Sellers.  The agreements and covenants of Sellers required to be performed on or before the Closing shall have been performed in all material respects.

(c)          Deliveries.  Sellers shall have delivered or caused to be delivered each of the following:

(i)                                     a certificate signed by Sellers dated the Closing Date, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied;

(ii)                                  resignations of the officers, directors or similar governing individuals of the Companies (other than any officers, directors or other such individuals identified by Purchaser in writing);

(iii)                               a certificate of good standing of each Seller and each Company (other than the Partnership) from the Secretary of State of Delaware dated within ten (10) days of the Closing Date;

(iv)                              certified copies of the partnership agreement, certificate of formation and limited liability company agreement, as applicable, of each of the Companies;

(v)                                 certified copies of the resolutions duly adopted by each Seller’s board of directors (or similar governing body) and the shareholders of each of the Corporations authorizing its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation of all transactions contemplated hereby and thereby;

(vi)                              an opinion of Sellers’ counsel, dated the Closing Date, as to the matters described in Exhibit E attached hereto;

(vii)                           a payoff demand letter for the outstanding amount of the Bank Facility on the Closing Date stating that, upon payment of the amounts specified therein in accordance with the instructions specified therein, all Encumbrances securing the amounts payable thereunder shall be released;

(viii)                        [intentionally omitted];

(ix)                                [intentionally omitted];

(x)                                   executed counterparts of an amendment to the Brock Employment Agreement of the type described in Section 6.12, signed by Casey Brock;

(xi)                                executed counterparts of the ABRY Indemnification Letter; and

(xii)                             the Estimated Closing Certificate.

(d)         Required Consents.  Each of the Landlord Approvals shall have been obtained in form and substance reasonably satisfactory to Purchaser and shall be in full force and effect.

(e)          Escrow Agreement.  The Escrow Agent and Parent shall have each executed and delivered signatures to the Escrow Agreement to Purchaser.

(f)            No Material Adverse Effect.  Since the date of this Agreement, there shall have not been a change, event or condition that has had or would reasonably be expected to have a Company Material Adverse Effect.

(g)         Bank Facility.  Concurrently with the Closing, the Bank Facility shall be satisfied in full as described in Section 1.3(c) and any and all Encumbrances related thereto released in their entirety.

If the Closing occurs, all closing conditions set forth in this Section 7.2 that have not been fully satisfied as of the Closing shall be deemed to have been fully waived by Purchaser; provided that such waiver will not affect any right to indemnification pursuant to Article VIII in respect of any inaccuracy in any certification made pursuant to Section 7.2(c)(i).

SECTION 7.3.                                          Additional Conditions to Obligations of Sellers.

The obligations of the Sellers to effect the Transactions and the other transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived, in whole or in part, by Sellers to the extent permitted by applicable Law:

(a)          Representations and Warranties of Purchaser.  Taken together, the representations and warranties of Purchaser in Article IV (disregarding, for purposes of this Section 7.3(a), all materiality qualifications therein) shall be true and correct as of the Closing (or, if made as of a specified date, then as of such specified date), in each case except in such respects as, taken as a whole, have not had and would not reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or any Related Agreement to which it is or will become a party.

(b)         Agreements and Covenants of Purchaser.  The agreements and covenants of Purchaser required to be performed on or before the Closing shall have been performed in all material respects.

(c)          [intentionally omitted];

(d)         Delivery of Consideration.  Purchaser shall have delivered the Closing Cash Payment, the Option Exercise Price and the Escrow Amount in accordance with Section 1.3(b).

(e)          Other Deliveries.  Purchaser shall have delivered or caused to be delivered to Sellers each of the following:

(i)                                     a certificate signed by Purchaser dated the Closing Date stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(ii)                                  certified copies of the resolutions duly adopted by Purchaser’s board of directors or equivalent governing body authorizing its execution, delivery and performance under this Agreement and the other agreements contemplated hereby to which it is a party, and the consummation of all transactions contemplated hereby and thereby.

(f)            Escrow Agreement.  The Escrow Agent and Purchaser shall have each executed and delivered signatures to the Escrow Agreement to Parent.

(g)         Commonwealth 20 Landlord Agreement.  The Commonwealth 20 Landlord Agreement shall be in full force and effect or Parent shall have been released by a written agreement of the Commonwealth 20 Landlord, in form and substance reasonably satisfactory to Parent, from its obligations under the “Lease,” the “Premises” and the “Consolidated Guaranty” (as each such term is defined in the Commonwealth 20 Landlord Agreement).

If the Closing occurs, all closing conditions set forth in this Section 7.3 that have not been fully satisfied as of the Closing shall be deemed to have been fully waived by Sellers; provided that such waiver will not affect any right to indemnification pursuant to Article VIII in respect of any inaccuracy in any certification made pursuant to Section 7.3(e)(i).

SECTION 7.4.                                          Frustration of Closing Conditions.

No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure comply with this Agreement or to act in good faith to endeavor to consummate the transactions provided for herein.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1.                                          Indemnification of Purchaser.

(a)          Sellers agree that, after the Closing, subject to the limitations set forth in this Article VIII, Sellers shall indemnify, defend and hold harmless Purchaser and its officers, directors, agents and representatives (each hereinafter referred to individually as a “Seller-Indemnified Person” and collectively as “Seller-Indemnified Persons”), from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and out-of-pocket expenses incurred or paid, including reasonable attorneys’ fees, costs of investigation or settlement, other professionals’ and experts’ fees, and court or arbitration costs but specifically excluding (except to the extent the same may be awarded to a third party in a Third-Party Claim) consequential damages, lost profits, indirect damages, punitive damages and exemplary damages (collectively referred to as “Damages”), to have arisen out of or to have resulted from, in connection with, or by virtue of (i) facts or circumstances that constitute an inaccuracy, misrepresentation, breach of, default in, or failure to perform, any of the representations, warranties or covenants given or made by Sellers in this Agreement or in the certificate delivered pursuant to Section 7.2(c)(i) (collectively, the “Limited-Indemnity Items”), (ii) the High Point Litigation, (iii) Closing Indebtedness, (iv) the leases retained by Sellers pursuant to Section 1.7, or (v) any action, suit, investigation, or proceeding disclosed on Schedule 3.5 with respect to which the defense is not being provided or paid for by the insurer (collectively with the Limited-Indemnity Items, the High Point Litigation, Closing Indebtedness and the retained leases, the “Seller Indemnified Items”).  For the avoidance of doubt, no Seller-Indemnified Person shall be entitled to be indemnified pursuant to this Section 8.1 for any liability to the extent such liability is actually reflected in the Closing Working Capital used to determine the Final Purchase Price.

(b)         Any claim for indemnification made by a Seller-Indemnified Person under this Section 8.1 in respect of the Limited-Indemnity Items must be asserted in a writing delivered to Sellers no later than the Survival Date and, if asserted by such date, such claim shall survive the Survival Date until final resolution thereof.  The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date.  Except as provided in the proviso to the first sentence of Section 8.1(c), the waiver of any covenant or condition will not affect the right to indemnification, reimbursement or other remedy.

(c)          The aggregate liability of Sellers on account of all Limited-Indemnity Items pursuant to Section 8.1 shall be limited to $12,000,000 (the “Limited-Indemnity Cap”), and claims for Damages in respect of Limited-Indemnity Items shall be limited to such amount, whether the Seller-Indemnified Person in question is the Purchaser or another Seller-Indemnified Person; provided that, if Purchaser has the right to terminate this Agreement pursuant to Section 6.8 prior to the Closing and does not do so, then the Limited-Indemnity Cap will be reduced by the amount, if any, of the Limited 6.8 Liabilities included in determining the Closing Working Capital Adjustment (but not by an amount that exceeds the Closing Working Capital Adjustment).  Without limiting the foregoing, the Seller-Indemnified Persons’ sole recourse in respect of Limited-Indemnity Items shall be to the amounts held from to time by the Escrow Agent and not theretofore released pursuant to the Escrow Agreement.  In addition, the indemnification provided for in this Section 8.1 in respect of the Limited-Indemnity Items shall not apply unless and until the aggregate Damages determined to be due for which one or more Seller-Indemnified Persons seeks or has sought indemnification hereunder in respect of Limited-Indemnity Items exceeds a cumulative aggregate of $2,500,000 (the “Deductible”), in which event the Seller-Indemnified Persons shall, subject to the other limitations herein, be indemnified for such Damages to the extent in excess of the Deductible.  Notwithstanding the foregoing limitations, Sellers shall indemnify Purchaser from and against the entirety of any Damages arising from facts or circumstances that constitute fraud or willful breach of any covenant by Sellers.

(d)         In view of the Deductible, and solely for purposes of determining the amount of any Damages, the representations and warranties of Sellers set forth in this Agreement (or in any instrument, certificate or affidavit delivered at the Closing with respect thereto) shall be considered without regard to any qualification based on materiality or “Material Adverse Effect” set forth therein.

(e)          The amount to which a Seller-Indemnified Person may become entitled under this Article VIII shall be net of any actual recovery (whether by way of payment, discount, credit, off-set, counterclaim or otherwise) received from a third party (including any insurer) less any cost associated with receiving such recovery in respect of a claim.  To the extent that insurance, “pass-through” warranty coverage from a manufacturer or other form of recovery or reimbursement from a third party is available to any Seller-Indemnified Person to cover any item for which indemnification may be sought hereunder, Purchaser shall, or shall cause each other Seller-Indemnified Person to, on a timely and expeditious basis, use commercially reasonable efforts to effect recovery under applicable insurance policies, and use commercially reasonable efforts to pursue to conclusion available remedies or causes of action to recover the amount of its claim as may be available from such other party; provided that the availability of a potential recovery against such a third party shall not affect Purchaser’s right to make a claim for indemnity pursuant to this Section 8.1.  To the extent of any indemnification with respect to any claim referred to in the previous sentence, Purchaser shall assign, and Purchaser shall cause each other Seller-Indemnified Person to assign, to Sellers, to the fullest extent allowable, its claim against such insurance, warranty coverage or third-party claim, or in the event assignment is not permissible, but Purchaser or the other Seller-Indemnified Person in question is nonetheless permitted to pursue such claim on Sellers’ behalf, Purchaser shall pursue, or shall cause such other Seller-Indemnified Person to pursue, such claim, at Sellers’ direction and expense and without additional out-of-pocket expense to any Seller-Indemnified Person, with any recovery thereon to be transmitted promptly to Sellers upon receipt.  To the extent that indemnification has not been paid on account of any such claim, any Seller-Indemnified Person may pursue recovery against such insurance warranty coverage or third party and shall be entitled to retain all recoveries made as a result of any such action.  Purchaser shall, and shall cause the Companies to, furnish Sellers with such information respecting the assets, business and financial records of Purchaser and the Companies relating to any such claims as Sellers may, from time to time, reasonably request and at the sole cost and expense of Sellers.  After the Closing, Purchaser shall maintain in effect, or will cause the Companies to maintain in effect, in each case until the Survival Date, or for such longer time as there remains a Contested Claim, insurance coverage in amounts, and with coverage, not materially less favorable to the Companies than the insurance coverage as maintained by the Companies as of the date of this Agreement.  In addition, the amount to which the Seller-Indemnified Persons may become entitled under this Article VIII shall be net of any Tax benefits theretofore realized by Purchaser and its Affiliates (including the Companies, after the Closing) in respect of Damages to be indemnified hereunder, and as and when Purchaser or any of its Affiliates realizes any Tax benefits in respect of Damages theretofore indemnified hereunder, Purchaser shall pay Parent an amount equal to the amount of such Tax benefit so realized.

(f)            Each Seller-Indemnified Person shall be responsible for taking or causing to be taken reasonable steps to mitigate its Damages upon and after becoming aware of any event that could reasonably be expected to give rise to Damages that may be indemnifiable under this Article VIII.

SECTION 8.2.                                          Indemnification of Sellers.

(a)          Purchaser agrees that, after the Closing, subject to the limitations set forth in this Article VIII, Purchaser shall indemnify, defend and hold harmless Sellers, their officers, directors, agents, representatives, and respective successors and assigns, and Herman Stone and any Affiliate of Herman Stone with respect to clause (iii) of this Section 8.2(a) (the “Purchaser-Indemnified Persons”), from and against any and all Damages arising out of or resulting from (i) any breach of any representation, warranty or covenant made by Purchaser in this Agreement or in any of the certificates or other instruments or documents furnished by Purchaser pursuant to Section 7.3(e)(i), (ii) the absence of any Landlord Approval (whether or not such Landlord Approval is deemed to have been obtained for purposes of Section 7.2(d)), or (iii) any guaranty entered into prior to the date of this Agreement, or any Lease entered into prior to the date of this Agreement as a co-tenant with a Company, by any Seller, Herman Stone or any Affiliate of Herman Stone, to the extent relating to any liability or other obligation of a Company arising after the Closing or reflected in the Closing Working Capital as finally determined pursuant to this Agreement (the “Purchaser Indemnified Items”).  Any claim for indemnification made by a Purchaser-Indemnified Person under clause (i) of this Section 8.1 in respect of the Purchaser Indemnified Items must be asserted in a writing delivered to Purchaser by no later than the Survival Date.  The aggregate liability of Purchaser on account of all Purchaser Indemnified Items pursuant to clause (i) of this Section 8.2(a) shall be limited to the amount of the Limited Indemnity Cap, and claims for Damages in respect of Purchaser Indemnified Items shall be limited to such amount, whether the Purchaser-Indemnified Person in question is a Seller or another Purchaser-Indemnified Person.  In addition, the indemnification provided for in clause (i) of this Section 8.2(a) in respect of the Purchaser Indemnified Items shall not apply unless and until the aggregate Damages determined to be due for which one or more Purchaser-Indemnified Persons seeks or has sought indemnification hereunder in respect of Purchaser Indemnified Items exceeds the Deductible, in which event the Purchaser-Indemnified Persons shall, subject to the other limitations herein, be indemnified for such Damages to the extent in excess of the Deductible.

(b)         In view of the Deductible, and solely for purposes of determining the amount of any Damages, the representations and warranties of Purchaser set forth in this Agreement (or in any instrument, certificate or affidavit delivered at the Closing with respect thereto) shall be considered without regard to any qualification based on materiality or “material adverse effect” set forth therein.

(c)          The amount to which a Purchaser-Indemnified Person may become entitled under this Article VIII shall be net of any actual recovery (whether by way of payment, discount, credit, off-set, counterclaim or otherwise) received from a third party (including any insurer) less any cost associated with receiving such recovery in respect of a claim.  To the extent that insurance, “pass-through” warranty coverage from a manufacturer or other form of recovery or reimbursement from a third party is available to any Purchaser-Indemnified Person to cover any item for which indemnification may be sought hereunder, Sellers shall, or shall cause each other Purchaser-Indemnified Person to, on a timely and expeditious basis, use commercially reasonable efforts to effect recovery under applicable insurance policies and warranties, and use commercially reasonable efforts to pursue to conclusion available remedies or causes of action to recover the amount of its claim as may be available from such other party; provided that the availability of a potential recovery against such a third party shall not affect any Seller’s right to make a claim for indemnity pursuant to this Section 8.2.  To the extent of any indemnification with respect to any claim referred to in the previous sentence, Sellers shall assign, and Sellers shall cause each other Purchaser-Indemnified Person to assign, to Purchaser, to the fullest extent allowable, its claim against such insurance, warranty coverage or third-party claim, or in the event assignment is not permissible, but Sellers or the other Purchaser-Indemnified Person in question is nonetheless permitted to pursue such claim on Purchaser’s behalf, Sellers shall pursue, or shall cause such other Purchaser-Indemnified Person to pursue, such claim, at Purchaser’s direction and expense and without additional out-of-pocket expense to any Purchaser-Indemnified Person, with any recovery thereon to be transmitted promptly to Purchaser upon receipt.  To the extent that indemnification has not been paid on account of any such claim, any Purchaser-Indemnified Person may pursue recovery against such insurance warranty coverage or third party and shall be entitled to retain all recoveries made as a result of any such action.  In addition, the amount to which the Purchaser-Indemnified Persons may become entitled under this Article VIII shall be net of any Tax benefits theretofore realized by Sellers and their Affiliates in respect of Damages to be indemnified hereunder, and as and when a Seller or any of its Affiliates realizes any Tax benefits in respect of Damages theretofore indemnified hereunder, Sellers shall pay Purchaser an amount equal to the amount of such Tax benefit so realized.  Sellers shall furnish Purchaser with such information respecting the assets, business and financial records of Sellers relating to any such claims as Purchaser may, from time to time, reasonably request and at the sole cost and expense of Purchaser.

(d)         Each Purchaser-Indemnified Person shall be responsible for taking or causing to be taken reasonable steps to mitigate its Damages upon and after becoming aware of any event that could reasonably be expected to give rise to Damages that may be indemnifiable under this Article VIII.

SECTION 8.3.                                          Notice of Claim.

(a)          As used herein, the term “Claim” means a claim for indemnification by any Seller-Indemnified Person or any Purchaser-Indemnified Person, as the case may be, for Damages under this Article VIII (such Person making a Claim, an “Indemnitee”).  An Indemnitee shall give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Seller-Indemnified Person or Purchaser-Indemnified Person, as applicable, pursuant to written notice of such Claim executed by an officer of Purchaser or Parent, as applicable (a “Notice of Claim”), and delivered to Parent or Purchaser, as applicable (such receiving party, the “Indemnitor”), promptly after such Indemnitee becomes aware of the existence of any potential claim by such Indemnitee for indemnification under this Article VIII (but in any event not later than the Survival Date, in the case of a Claim relating to a Limited-Liability Item) arising out of or resulting from:  (i) any item subject to indemnification pursuant to the terms of Section 8.1 or Section 8.2; or (ii) the assertion, whether orally or in writing, against any Indemnitee of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnitee (in each such case, a “Third-Party Claim”) that arises out of or results from any item subject to indemnification pursuant to the terms of Section 8.1 or Section 8.2; provided that no failure or delay in the giving of such notice (so long as such notice is given not later than the Survival Date, in the case of a Claim relating to a Limited-Liability Item) shall adversely affect the Indemnitee’s rights with respect to such claim, unless (and then only to the extent that) the Indemnitor is materially prejudiced by such failure or delay.

(b)         Each Notice of Claim by an Indemnitee shall contain the following information:

(i)                                     that Indemnitee has incurred or paid or, in good faith, believes it shall have to incur or pay, Damages in an aggregate stated amount (where practicable) arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Indemnitee based on alleged facts, that if true, would give rise to liability for Damages to such Indemnitee under this Article VIII); and

(ii)                                  a brief description, in reasonable detail (to the extent reasonably available to Indemnitee), of the facts, circumstances or events giving rise to the alleged Damages based on Indemnitee’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Indemnitee).  Following delivery of the Notice of Claim (or at the same time if the Indemnitee so elects) the Indemnitee shall deliver copies of any demand or complaint, the amount of Damages, the date each such item was incurred or paid, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

SECTION 8.4.                                          Defense of Third-Party Claims.

(a)          Subject to the provisions hereof, the Indemnitor on behalf of the Indemnitee shall have the right to elect to defend any Third-Party Claim, and the costs and expenses incurred by the Indemnitor in connection with such defense by the Indemnitor (including attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Indemnitor; provided that Sellers shall be deemed to have elected to defend the High Point Litigation.  If the Indemnitor so elects, then the Indemnitee may participate, through counsel of its own choice and at its own expense, in the defense of such Third-Party Claim.

(b)         Indemnitee shall give prompt written notice of any Third-Party Claim to the Indemnitor; provided that (so long as such notice is given on or prior to the Survival Date, in the case of a Claim relating to a Limited-Indemnity Item) the failure timely to give such notice shall not limit or reduce the Indemnitee’s right to indemnity hereunder unless (and then only to the extent that) the Indemnitor is prejudiced thereby.  The Indemnitor shall be entitled to assume the defense thereof utilizing legal counsel reasonably acceptable to the Indemnitee; provided that the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation.

(c)          If the Indemnitor has the right to and does elect to defend any Third-Party Claim, the Indemnitor shall, at the Indemnitee’s request, permit the Indemnitee and its counsel to confer on the conduct of the defense thereof.  Purchaser and Sellers shall make available to each other and each other’s counsel and accountants, without charge, all of its or their books and records relating to the Third-Party Claim, and each party will render to the other party such assistance as may be reasonably required in order to insure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith.

(d)         If the Indemnitor has the right to and does elect to defend any Third-Party Claim, the Indemnitor shall have the right to enter into any settlement of a Third-Party Claim without the consent of the Indemnitee; provided that (i) such settlement does not involve any injunctive or other equitable relief binding upon the Indemnitee or any of its Affiliates, and (ii) such settlement expressly and unconditionally releases the Indemnitee from all liability with respect to such claim, without prejudice, other than the obligation to pay any amount that the Indemnitor pays or causes to be paid.

SECTION 8.5.                                          Resolution of Notice of Claim.

Each Notice of Claim given by an Indemnitee shall be resolved as follows:

(a)          Admitted Claims.  If, within 20 Business Days after a Notice of Claim is delivered to the Indemnitor, the Indemnitor agrees in writing that liability for such Claim is indemnified under Section 8.1 or Section 8.2, as applicable, the full amount of the Damages specified in the Notice of Claim is agreed to, and that such Notice of Claim is timely, the Indemnitor shall be conclusively deemed to have consented to the recovery by the Indemnitee of the full amount of Damages specified in the Notice of Claim in accordance with this Article VIII.

(b)         Contested Claims.  If the Indemnitor does not agree in writing to such Notice of Claim or gives the other party written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 20 Business Day period specified in Section 8.5(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Purchaser and Sellers or (ii) in the absence of such a written settlement agreement within 45 days of such notice or such longer period as is mutually agreed upon by the parties, by binding arbitration between Purchaser and Sellers in accordance with the provisions of this Section 8.5.

(c)          Arbitration of Contested Claims.  Any Contested Claim that is not settled by the parties as set forth in Section 8.5(b) shall be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor (“J.A.M.S.”) pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq., and that any such arbitration shall be conducted in Delaware.  If J.A.M.S. ceases to provide arbitration service, then the term “J.A.M.S.” shall thereafter mean and refer to the American Arbitration Association (“AAA”).  Either Purchaser or Parent may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other party to this Agreement.  The arbitration shall be conducted in accordance with the provisions of J.A.M.S’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration (or, if J.A.M.S. then means the AAA, the commercial arbitration rules of the AAA then in effect), subject to the provisions of this Section 8.5(c).  The parties shall cooperate with J.A.M.S. and with each other in promptly selecting an arbitrator from J.A.M.S.’ panel of neutrals and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement.  The parties covenant that they shall participate in the arbitration in good faith and that they shall share in its costs in accordance with this Agreement.  The provisions of this Section 8.5(c) may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.  Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(d)         Payment of Costs.  Purchaser, on the one hand, and Sellers, on the other hand, shall each bear one-half of the expense of deposits and advances required by the arbitrator, but any party may advance such amounts, subject to recovery as an addition or offset to any award.  For the avoidance of doubt, the monetary recovery owed to the prevailing party or parties to the arbitration proceeding shall include reimbursement of such advances.

(e)          Burden of Proof.  Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceeding governed exclusively by the internal Laws of the State of Delaware applicable to contracts executed and entered into within the State of Delaware, without regard to the principles of choice of law or conflicts of law of any jurisdiction.

(f)            Award.  Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and shall deliver such documents to Sellers and Purchaser, together with a signed copy of the Final Award.  Subject to the provisions of this Agreement, the Final Award shall constitute a conclusive determination of all issues in question, binding upon Sellers and Purchaser, and shall include an affirmative statement to such effect.

(g)         Timing.  Sellers, Purchaser and the arbitrator shall conclude each arbitration pursuant to this Section 8.5 as promptly as possible for the Contested Claim being arbitrated.

(h)         Terms of Arbitration.  The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

(i)             Exclusive Remedy.  Following the Closing, except as specifically otherwise provided in this Agreement, arbitration conducted in accordance with this Agreement shall be the sole and exclusive remedy of the parties for any Contested Claim made pursuant to this Article VIII; provided that this sentence shall not be deemed a waiver by any party of its right to seek specific performance or injunctive relief in the case of another party’s failure to comply with the covenants made by such other party.

SECTION 8.6.                                          Survival of Covenants, Representations and Warranties.

All representations and warranties of Sellers contained in this Agreement, as qualified by the Schedules hereto as updated from time to time in accordance with the terms of this Agreement, shall remain operative and in full force and effect until that date that is the earlier of (i) the termination of this Agreement in accordance with Article IX, and (ii) the Survival Date; provided, however, that if the Closing occurs and a claim or proceeding with respect to breach of any such representation or warranty has been instituted prior to the Survival Date, such representation or warranty shall survive for purposes of such claim until there has been a final determination with respect to such claim or proceeding.  All representations and warranties of Purchaser set forth in this Agreement shall remain operative and in full force and effect until that date that is the earlier of (i) the termination of this Agreement in accordance with Article IX and (ii) the Survival Date; provided, however, that if the Closing occurs and a claim or proceeding with respect to breach of any such representation or warranty has been instituted prior to the Survival Date, such representation or warranty shall survive for purposes of such claim until there has been a final determination with respect to such claim or proceeding.  All covenants of the parties shall survive according to their respective terms.

SECTION 8.7.                                          Exclusive Remedy; Non-Recourse.

(a)    After the Closing, the indemnification rights set forth in this Article VIII are and shall be the sole and exclusive remedies of Purchaser, the other Seller-Indemnified Persons, Sellers and the other Purchaser-Indemnified Persons with respect to this Agreement and the Transactions contemplated hereby.

(b)   Purchaser, for itself, its successors and assigns including the other Seller-Indemnified Persons, acknowledges and agrees that this Agreement and the transactions contemplated hereby are non-recourse as to any Seller or any other Purchaser-Indemnified Person and that they shall have no recourse against any Seller or any other

Purchaser-Indemnified Person for or on account of any matter, cause, claim or thing of or relating to this Agreement or the Transactions, other than as expressly provided in this Article VIII.

(c)    In furtherance of the foregoing, Purchaser for itself, its successors and assigns, and the other Seller-Indemnified Persons, covenant and agree that neither Purchaser nor any other Seller-Indemnified Person shall sue or initiate or maintain any action, suit or cause of action against any Seller or any other Purchaser-Indemnified Person as a result of this Agreement or the Transactions, except as expressly provided hereunder.

(d)   Notwithstanding the foregoing, this Section 8.7 shall not be deemed a waiver by any party of its right to seek specific performance or injunctive relief in the case of another party’s failure to comply with the covenants made by such other party to be performed after the Closing, or any remedy of any party in respect of any fraud committed by any other party.  In addition, the parties agree that the limitations set forth in this Article VIII shall not apply to any fraud or willful breach of any covenant committed by any party.

(e)    The provisions of Article VIII were specifically bargained for and reflected in the amounts payable to Sellers in connection with the Transactions pursuant to Section 1.3.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1.                                          Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)          by written consent of each of Purchaser and Parent;

(b)         by Purchaser if (i) any Seller shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or (ii) any representation or warranty made by any Seller shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within twenty (20) days after written notice thereof is delivered to the breaching party and either (x) such breaches, failures or misrepresentations render the closing conditions of the non-breaching party incapable of being satisfied or (y) such breach or failure is a failure or refusal to consummate the Transactions as required pursuant to Section 1.2 (provided that, in the case of any action or inaction described in this clause (y), the 20-day period described in clause (ii) above shall instead be a two (2) Business Day period);

(c)          by Sellers if (i) Purchaser shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or (ii) any representation or warranty made by Purchaser shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within twenty (20) days after written notice thereof is delivered to the breaching party and either (x) such breaches, failures or misrepresentations render the closing conditions of the non-breaching party incapable of being satisfied or (y) such breach or failure is a failure or refusal to consummate the Transactions as required pursuant to Section 1.2

(provided that, in the case of any action or inaction described in this clause (y), the 20-day period described in clause (ii) above shall instead be a two (2) Business Day period);

(d)         by Sellers or Purchaser if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Transactions shall have become final and nonappealable; provided that no party may terminate this Agreement pursuant to this Section 9.1(d) unless such party has used commercially reasonable efforts to oppose any such decree, permanent injunction, judgment, order or other action or to have any of the foregoing vacated or made inapplicable to the transactions contemplated by this Agreement, and has complied with its obligations under Section 6.3;

(e)          by Sellers or Purchaser if the Transactions shall not have been consummated on or before July 14, 2008 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party if such party’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

(f)            by Sellers or Purchaser, as provided in Section 6.8.

A party seeking to terminate this Agreement in accordance with this Section 9.1 shall deliver written notice thereof as provided under Section 10.1.  Notwithstanding the provisions of Section 9.1(c), Section 9.1(d) or Section 9.1(e), Sellers may not terminate this Agreement (other than pursuant the Section 9.1(f)) if any Seller is in material violation or breach of a representation, warranty, covenant or agreement set forth in this Agreement. Notwithstanding the provisions of Section 9.1(b), Section 9.1(d) or Section 9.1(e), Purchaser may not terminate this Agreement (other than pursuant the Section 9.1(f)) if Purchaser is in material violation or breach of a representation, warranty, covenant or agreement set forth in this Agreement.

SECTION 9.2.                                          Effect of Termination.

(a)          If this Agreement is terminated under Section 9.1(a), Section 9.1(d) or Section 9.1(e) at a time when no party is in material violation or breach of a representation, warranty, covenant or agreement then all further liabilities and obligations of Sellers to Purchaser and Purchaser and of Purchaser to Sellers will terminate without further liability of any party hereto.

(b)         If this Agreement is terminated under Section 9.1 (other than under Section 9.1(a)) at a time when a party is in material violation or breach of a representation, warranty, covenant or agreement, then the liabilities and obligations of the party not in such violation or breach shall terminate and the party or parties that are in violation or breach of this Agreement shall remain liable therefor and nothing in this Agreement shall be deemed to limit the remedies available against such party.  Notwithstanding the foregoing, Sellers will only be liable for its willful breach of any covenant or fraud.

(c)          If the Agreement is terminated as provided in Section 9.1, the parties shall use commercially reasonable efforts to cause, to the extent practicable, all filings, applications and other submissions made pursuant to this Agreement to be withdrawn from the agency or other Person to which they were made.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.1.                                   Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally or Federal Express (or other reputable overnight courier), mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(a) If to any Seller:

c/o ABRY Partners, LLC
111 Huntington Avenue, 30th Floor
Boston, MA 02199
Fax No.: (617) 859-7205
Attention: Jay Grossman

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
Citigroup Center
153 E. 53rd Street
New York, NY 10022
Fax No.: (212) 446-4900
Attention: John L. Kuehn, Esq.

(b) If to Purchaser:

Regal Cinemas, Inc.
7132 Regal Lane
Knoxville, TN 37918
Fax No.: (865) 922-6085
Attention: Chief Executive Officer and General Counsel

With a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
1200 17th Street, Suite 1500
Denver, CO 80202
Fax No.: (303) 899-7333
Attention: Richard J. Mattera

SECTION 10.2.                                   Certain Definitions.

For purposes of this Agreement, the term:

(a)          “Acquisition Proposal” means any offer, proposal or indication of interest relating to (i) the acquisition of any or all of the Companies by, (ii) a merger, consolidation or other business combination involving any or all of the Companies with, or (iii) any sale of securities or substantial assets of the Companies, or any or all of the Options, to, any Person other than Purchaser or an Affiliate or assignee thereof.

(b)         “Affiliate” means a Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, the first mentioned Person.

(c)          “Antitrust Laws” means any applicable U.S. or foreign competition, antitrust, merger control or investment Laws, including the HSR Act.

(d)         “Bank Facility” means that certain Amended and Restated Loan Agreement among the Partnership, the financial institutions whose names appear as Lenders on the signature pages thereof and CIT Lending Services Corporation (Illinois), as Agent for the Lenders, dated as of June 5, 2006, as the same may be amended from time to time.

(e)          “Business Day” shall mean any day other than a day on which banks in the Commonwealth of Massachusetts or the State of New York are authorized or obligated to be closed.

(f)            “Closing Cash” means the amount of cash and cash equivalents of the Companies, determined on a consolidated basis as of the Adjustment Time (but without giving effect to any action by Purchaser or any of its Affiliates, including the Companies, after the Closing) in accordance with Section 1.5(e).

(g)         “Closing Indebtedness” means, without duplication, and subject to Section 1.5(e):  (i) all liabilities of the Companies for Taxes arising prior to the Closing Date, (ii) all indebtedness of the Companies for borrowed money (including all principal, interest, premiums, penalties, and breakage fees), excluding amounts payable in respect of the Bank Facility, which shall be paid in full at Closing pursuant to Section 7.2(g), (iii) all obligations of the Companies evidenced by notes, bonds, debentures or similar instruments or pursuant to any guaranty, and (iv) all monetary obligations of the Companies under capital leases or for deferred purchase price of property or services (it being agreed by the parties that, for purposes of this Agreement, no Lease will be deemed to be a capital lease), in each case exclusive of deferred revenue, deferred rent obligations and the portion(s) of any of the foregoing included in determining the current liabilities that are reflected in the Closing Working Capital, determined as of the Adjustment Time in accordance with Section 1.5(e).  Notwithstanding the foregoing Closing Indebtedness shall not include any liability in respect of any amount alleged in the High Point Litigation to be payable by any Company, whether or not a Final Judgment (as defined in Section 10.2(h) below) exists in respect thereof.

(h)   “Closing Working Capital” means the aggregate amount of the current assets of Companies (excluding Closing Cash and excluding deferred tax benefits) less the aggregate amount of the current liabilities of the Companies (exclusive of deferred rent obligations, deferred tax liabilities and all amounts payable in respect of the Bank Facility), in each case determined as of the Adjustment Time after giving effect to the Transactions (but without giving effect to any action by Purchaser or any of its Affiliates, including the Companies, after the Closing) and in accordance with Section 1.5(e) ; provided that, if Purchaser has the right to terminate this Agreement pursuant to Section 6.8 prior to the Closing and does not do so, then the aggregate amount of Limited 6.8 Liabilities that will be included as current liabilities for purposes of computing of the Closing Working Capital shall not be greater than the sum of (x) the amount (if any) by which the Closing Working Capital (determined without taking into account any Limited 6.8 Liabilities) exceeds negative $8,500,000 plus (y) the amount (if any) by which $12,000,000 exceeds the aggregate amount (if any) of Damages with respect to Limited-Indemnity Items for which the Seller-Indemnified Persons have been indemnified pursuant to Section 8.1 prior to the date upon which the Final Purchase Price is determined.  For example, if the amount of the Closing Working Capital (determined without taking into account any Limited 6.8 Liabilities) were negative $5,500,000 and the aggregate amount of Damages with respect to Limited-Indemnity Items for which the Seller-Indemnified Persons are indemnified pursuant to Section 8.1 prior to the date upon which the Final Purchase Price is determined were $1,000,000, then the amounts described in clauses (x) and (y) above would be $3,000,000 and $11,000,000, respectively, and the maximum aggregate amount of Limited 6.8 Liabilities that could be included as current liabilities for purposes of computing of the Closing Working Capital would be $14,000,000.  The amount of the Closing Working Capital will be determined in light of the facts and circumstances existing as of the Closing Date and (except as provided in the preceding proviso with respect to indemnified liabilities) without reference to events or circumstances occurring or arising after the Closing Date.  Notwithstanding the foregoing Closing Working Capital shall not include (i) any liability in respect of any amount alleged in the High Point Litigation to be payable by the Companies, except to the extent of any amount payable by the Companies as of the Adjustment Time pursuant to the terms of any judgment that as of the Adjustment Time has become final and is not then subject to any appeal that is pending or that may be made, or any written settlement agreement entered into by any of the Companies (in either case, a “Final Judgment”); or (ii) any amount alleged in the Kingstowne Litigation to be payable to any Company, except to the extent of any amount payable to any Company as of the Adjustment Time pursuant to the terms of any Final Judgment.

(i)    “Closing Working Capital Adjustment” means the amount (if any) by which Closing Working Capital is less than negative $8,500,000.

(j)    “Code” means the Internal Revenue Code of 1986, as amended.

(k)   “Commonwealth 20 Landlord” means Movie (VA) QRS 14-24, Inc, a Delaware corporation.

(l)    “Commonwealth 20 Landlord Agreement” means the Agreement Regarding Lease dated as of January 14, 2008 among the Commonwealth 20 Landlord, Richmond I Cinema,

L.L.C., a Delaware limited liability company, Purchaser, Parent and Corporate Property Associates 14 Incorporated, as in effect from time to time.

(m)  “Company Material Adverse Effect” means any effect or change that would be materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of the Companies, taken as a whole, or on the ability of Sellers to consummate timely the Transactions or perform any of its other obligations under this Agreement or any Related Agreement; provided that none of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been or may be, a Company Material Adverse Effect: (i) any adverse change, event, development or effect arising from or relating to (A) general business or economic conditions (including those in one or more of the geographic markets in which the Companies conduct business), including such conditions related to the business of the Companies, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon anywhere in the world, (C) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in GAAP, (E) changes in Law, rules, regulations, orders, or other binding directives issued by any Governmental Entity, or (F) the execution or announcement of this Agreement or the taking of any action contemplated by this Agreement, unless in the case of clauses (A), (B), (C), (D) and (E), such change, event, development or effect has had a disproportionate effect on the Companies as compared to other Persons in the industry in which the Companies operate, and (ii) any adverse change in or effect on the business of the Companies that is cured before the earlier of (A) the Closing Date and (B) the date on which this Agreement is terminated pursuant to Article IX.

(n)   “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

(o)   “Divestiture” means (i) any sale, transfer, separate holding, divestiture or other disposition, or any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership, of any asset(s) or business(es) of any Company, Purchaser or any of Purchaser’s Affiliates or (ii) the termination or amendment of any existing or contemplated governance structure or contractual or governance rights of any Company, Purchaser or any of Purchaser’s Affiliates.

(p)   “Encumbrances” means liens, security interests, charges, mortgages, claims, restrictions, pledges and encumbrances of any nature whatsoever.  For the avoidance of doubt, “Encumbrance” shall not be deemed to include any license of Intellectual Property entered into in the ordinary course of business.

(q)   “Enterprise Value” means $210,000,000, increased by the amount of the Closing Cash, and decreased by the amount (if any) of the Closing Working Capital Adjustment.

(r)    “Environmental Law” means any Law or Order of any Governmental Entity relating to the protection of human health or the environment (including air, water, soil, and natural resources) or the generation, use, storage, transport, handling, Release, exposure to or disposal of any Hazardous Substance, noise, odor, or radiation as in effect on or prior to the date hereof.

(s)   “Equity Securities” of any Person means capital stock or partnership, membership or other ownership interest in or of such Person, or any other securities or similar rights with respect to such Person (including securities directly or indirectly convertible into or exchangeable or exercisable for any such stock or interest, any phantom stock or stock appreciation right, or options, warrants, calls, commitments or rights of any kind to acquire any such stock or interest).

(t)    “Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement.

(u)   “Escrow Agent” means a financial institution reasonably acceptable to and mutually agreed upon by Parent and Purchaser.

(v)   “Escrow Amount” means the amount deposited at the Closing in the Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, which shall be $12,000,000.00.

(w)  “Estimated Purchase Price” means an amount equal to the Option Exercise Price plus the Estimated Option Purchase Price.

(x)    “Escrow Agreement” means the Escrow Agreement to be dated as of the Closing Date by and among Sellers, Purchaser and the Escrow Agent, in substantially the form as set forth in Exhibit F attached hereto, as the same may be amended, modified or waived from time to time.

(y)   “Governmental Entity” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

(z)    “Hazardous Substance” means any substance, material or waste that is hazardous, toxic or radioactive, and also includes petroleum and any derivative or by products thereof, and any other environmental contaminant, pollutant, waste, or pesticide and any material listed, regulated or defined under any Environmental Law.

(aa) “Intellectual Property” means all intellectual property and proprietary rights including all (i) patents, patent applications, patent disclosures and inventions, whether foreign or domestic, including all reissues, continuations, divisions, continuations in part and extensions thereof, (ii) internet domain names, trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and registrations and applications for registration thereof together with all goodwill symbolized by the foregoing, (iii) copyrightable works and registrations and applications for registration thereof, (iv) computer software (including both source and object code), and (v) trade secret rights, product plans, technology, drawings, process engineering, know-how, and confidential information.

(bb) “High Point Litigation” means the action presently captioned “Majestic Cinema Holdings, LLC vs. High Point Cinema, LLC d/b/a Consolidated Theatres” (File No. 06 CVS 1014), pending in the Superior Court Division in the county of Guilford, North Carolina, and any direct or indirect appeal relating thereto.

(cc) “IRS” means the Internal Revenue Service.

(dd) “Kingstowne Litigation” means the actions presently captioned “Kingstowne Movie Theater LP v. Kingstowne Cinema, LLC” (Case No. 2007 1778) and “Kingstowne Cinema, L.L.C. v. Kingstowne Movie Theater, LP” (Case No. 2007-2258), pending in the Circuit Court of Fairfax County, Virginia, and any direct or indirect appeal relating thereto.

(ee) “Knowledge” (a) of Sellers means the actual knowledge or conscious awareness of Casey Brock, Chuck Latham, Herman Stone or Dale Coleman after reasonable inquiry of the headquarters employees of Sellers or the Companies, and (b) of Purchaser means the actual knowledge or conscious awareness of Michael Campbell, Gregory Dunn or Amy Miles after reasonable inquiry of the officers, directors and employees of Purchaser.

(ff)   “Landlord Approval” means any consent, approval or waiver required by the express terms of any Lease identified on Schedule 2.3 to be obtained from the landlord thereunder with respect to the transfer or change in control of any Company to Purchaser that will result from the consummation of the Transactions.

(gg) “Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, common law rulings, awards (including awards of any arbitrator), judgments, decrees, and any requirements imposed pursuant to any permit, license or authorization issued by a Governmental Entity.

(hh) “Limited 6.8 Liability” means any actual or anticipated Damages of the Companies (including for the purposes of definition, consequential damages, lost profits, indirect damages, punitive damages and exemplary damages) arising out of or anticipated to arise out of matters disclosed in notifications or supplements delivered by Sellers pursuant to Section 6.8(a), but only (a) to the extent such Damages relate to or arise from Limited-Indemnity Items, and (b) if Purchaser had the right to, but did not, terminate this Agreement pursuant to Section 6.8.

(ii)   “Order” means any injunction, judgment, ruling, assessment, order or decree of any Governmental Entity or arbitrator having competent jurisdiction.

(jj)   “Permitted Encumbrances” means (i) Encumbrances related to statutory liens securing real property Tax or assessment payments not yet due and payable, (ii) Encumbrances arising pursuant to or securing Closing Indebtedness, (iii) Encumbrances not related to indebtedness for borrowed money that do not, individually or in the aggregate, materially interfere with the use, occupancy or operation of the real property leased by the Companies, (iv) statutory Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, employment insurance and other social security legislation, and (v) any Encumbrance arising as a result of this Agreement.

(kk)   “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group.

(ll)     “Related Agreement” means the Escrow Agreement and any other document or instrument executed in connection with this Agreement or the Transactions.

(mm) “Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances from any source into or upon the environment.

(nn)   “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any Subsidiary) (i) owns, directly or indirectly, fifty percent (50%) or more of the stock, limited liability company interests, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity; or (ii) possesses, directly or indirectly, Control over the direction of management or policies of such corporation, limited liability company, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise).

(oo)   “Survival Date” means March 31, 2009.

(pp)   “Tax” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duty, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, escheat or abandoned property, use, transfer, transaction, registration, value added, alternative or add-on minimum, estimated or other tax, duties, charges or levies of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (ii) any liability for an amount described in (i) by reason of being a member of any combined, consolidated, affiliated, unitary or other group and (iii) any liability for an amount described in (i) or (ii) by contract, as a successor in interest or otherwise.

(qq)   “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(rr)     “Theatre Level Cash Flow” for any theatre for any period means the net income of such theatre for such period plus, to the extent deducted in determining such net income, and without duplication, net interest expense, Taxes relating to income, depreciation, amortization, provision for straight-line rent and allocations of corporate overhead, all determined in accordance with GAAP and in good faith from (i) the accounting records of the Companies and in a manner consistent with their past practices, if such theatre is operated by one or more of the Companies, or (ii) the accounting records of Purchaser and its Affiliates and in a manner consistent with their past practices, if such theatre is operated by one or more of Purchaser and its Affiliates.

SECTION 10.3.            Headings; Interpretation.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  As all parties to this Agreement have participated in the drafting of this Agreement, no ambiguity shall be construed against any party as the drafter.  In this Agreement, unless a clear contrary intention appears (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (iv) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (vii) references to “$” shall be references to United States dollars; and (viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

SECTION 10.4.            Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.5.            Entire Agreement.

This Agreement (together with the Exhibits, Schedules and the other documents delivered pursuant hereto or contemporaneously herewith) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 10.6.    Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 10.7.    Third Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for the Indemnified Parties under Article VIII.

SECTION 10.8.    Expenses.

Except as otherwise expressly provided herein, all expenses incurred by the parties hereto shall be borne solely by the party that has incurred such expenses.  For the avoidance of doubt, all fees and expenses payable to UBS Securities, LLC as a result of the Transactions will be payable by Sellers.

SECTION 10.9.    Specific Performance.

Each party agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each of the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 10.10. Amendments; Waiver.

No amendment of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by Purchaser and Parent.  Except as otherwise expressly set forth herein, any failure of a party to comply with any provision hereof may only be waived in a writing executed by the other party.  No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No failure by any party to take any action against any breach of this Agreement or default by any other party shall constitute a waiver of such party’s right to enforce any provision hereof or to take any such action.

SECTION 10.11. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)   Governing Law; Consent to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE

GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.  SUBJECT TO SECTION 8.5, EACH PARTY HERETO, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, IRREVOCABLY AGREES THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, UNITED STATES OF AMERICA OR IN THE ABSENCE OF JURISDICTION, THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE, AND GENERALLY AND UNCONDITIONALLY ACCEPTS AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, IRREVOCABLY WAIVES ANY OBJECTION IT MAY HAVE NOW OR HEREAFTER TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION BASED ON THE GROUNDS OF FORUM NON CONVENIENS, IN THE AFORESAID COURTS.  EACH OF THE PARTIES, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, IRREVOCABLY AGREES THAT ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SECTION 10.1 OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTY SHALL HAVE BEEN NOTIFIED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 10.1, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE PARTIES TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b)   WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THIS 10.11(b) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS 10.11(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

SECTION 10.12.         No Recourse.

Notwithstanding anything that may be expressed or implied in this Agreement, Purchaser agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future direct or indirect director, officer, employee, general or limited partner or member of any Seller or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Seller or any current or future member of Seller or any current or future director, officer, employee, partner or member of any Seller or of any Affiliate or assignee thereof, as such, for any obligation of any Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 10.13.         Counterparts.

This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement and all other agreements, certificates, instruments and other documents contemplated by this Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile, pdf or other electronic transmission, and any such counterpart executed and delivered via facsimile, pdf or other electronic transmission shall be deemed an original for all intents and purposes.  After the Closing the parties shall reasonably promptly exchange original versions of this Agreement and all other agreements, certificates, instruments and other documents contemplated by this Agreement that were so executed and exchanged by electronic transmission.

SECTION 10.14.         Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

SECTION 10.15.         Privilege and Related Matters.

Purchaser acknowledges that Sellers and the Companies have been represented by the law firms of Kirkland & Ellis LLP and Kennedy Covington Lobdell & Hickman, L.L.P. (the “Firms”) in connection with the transactions contemplated by this Agreement.  The parties agree that, while the representation by the Firms in such transactions has, in part, nominally been of the Companies, the true clients have been Parent, certain of its members and the other Sellers.  As a consequence, the parties agree that: (i) the holder of the privilege with respect to any discussions with any client of either Firm relative to such transactions on or prior the Closing Date will be Sellers and such members and no Company shall have no rights thereto; and (ii) that none of the parties hereto shall take any action to attempt to disqualify either Firm from representing any Seller in connection with any dispute relating to this Agreement, any related agreement or any such transactions based on the representation by such Firm of any Company in connection therewith on or prior to the Closing Date.

*  *  *  *  *

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IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Sale Agreement to be executed and delivered as of the date first written above.

CONSOLIDATED THEATRES, LLC
CONSOLIDATED THEATRES HOLDINGS, GP
APEX CINEMA HOLDINGS, INC.
ARBORETUM CINEMA HOLDINGS, INC.
CARY CINEMA HOLDINGS, INC.
CHERRYDALE CINEMA HOLDINGS, INC.
CINEMA 6 HOLDINGS, INC.
COLUMBIA CINEMA HOLDINGS, INC.
CONSOLIDATED THEATRES MANAGEMENT HOLDINGS, INC.
GARNER CINEMA HOLDINGS, INC.
GREENSBORO I THEATRE HOLDINGS, INC.
GREENVILLE CINEMA HOLDINGS, INC.
HIGH POINT CINEMA HOLDINGS, INC.
HYATTSVILLE CINEMA HOLDINGS, INC.
KINGSTOWNE CINEMA HOLDINGS, INC.
LOUDOUN COUNTY CINEMA HOLDINGS, INC.
MOUNT PLEASANT CINEMA HOLDINGS, INC.
MT. JULIET CINEMA HOLDINGS, INC.
NEWNAN CINEMA HOLDINGS, INC.
PARK CINEMA HOLDINGS, INC.
PHILLIPS PLACE HOLDINGS, INC.
RALEIGH 16 HOLDINGS, INC.
RICHMOND I CINEMA HOLDINGS, INC.
ROANOKE CINEMA HOLDINGS, INC.
ROCK HILL CINEMA HOLDINGS, INC.
SILVER SPRING CINEMA HOLDINGS, INC.
SPARTANBURG CINEMA HOLDINGS, INC.
SUFFOLK CINEMA HOLDINGS, INC.
US 8 HOLDINGS, INC.
WILLIAMSBURG CINEMA HOLDINGS, INC.
WILMINGTON CINEMA HOLDINGS, INC.

/s/ C.J. BRUCATO
By:	C.J. Brucato
Title:	Vice President

REGAL CINEMAS, INC.

/s/ MICHAEL L. CAMPBELL
By:	Michael L. Campbell
Title:	Chairman and Chief Executive Officer

Exhibit A

Subsidiaries of the Partnership

Apex Cinema, L.L.C.
Arboretum Cinema, L.L.C.
Asheville Cinema, L.L.C.
Cary Cinema, L.L.C.(f/k/a Cary Cinemas, L.L.C.)
Cherrydale Cinema, L.L.C.
Cinema 6, L.L.C.
Columbia Cinema, L.L.C.
Consolidated Theatres Management, L.L.C.
Garner Cinema, L.L.C.
Greenville Cinema, L.L.C.
Greensboro I Theatre, L.L.C.(f/k/a Greensboro I Cinema, L.L.C.)
High Point Cinema, L.L.C.
Hyattsville Cinema, L.L.C.
Kingstowne Cinema, L.L.C.
Laurel Cinema, L.L.C.
Lynchburg Cinema, L.L.C.
Loudoun County Cinema, L.L.C.
Mount Pleasant Cinema, L.L.C.
Mt. Juliet Cinema, L.L.C.
Newnan Cinema, L.L.C.
Park Cinema, L.L.C.
Phillips Place, L.L.C.
Raleigh 16, LLC
Raleigh 16 Holdings, L.L.C.(f/k/a Raleigh 16, L.L.C.)
Richmond I Cinema, L.L.C.
Roanoke Cinema, L.L.C.
Rock Hill Cinema, L.L.C.
Silver Spring Cinema, L.L.C.
Spartanburg Cinema, L.L.C.
Suffolk Cinema, L.L.C.
US 8, L.L.C.
Williamsburg Cinema, L.L.C.
Wilmington Cinema, L.L.C.